A&B PSA 7-12-19 Providence Square, Marietta, Georgia             Exhibit 10.1

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS1
Basic Provisions
The following Basic Provisions form a part of this Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”).

A.	Effective Date of this Agreement: August 8, 2019

B.	Seller: 4101 Roswell Road (Marietta), LLC, a Delaware limited liability company (“Seller”)
Seller’s Knowledge Party (Section 8.1): Adam Gibbons

C.	Buyer: RREEF AMERICA L.L.C., a Delaware limited liability company
Buyer’s Knowledge Party (Section 14.2.2): Jeff Anderson, Vice President of Real Estate Transactions

D.	Escrow Holder: First American Title Insurance Company

E.	Escrow Number:__________________ (to be filled in after execution by Escrow Holder)

F.	Title Company: First American Title Insurance Company

G.	Property: Property commonly known as 4101 Roswell Road, Marietta, GA, located on land (the “Land”) legally described on Exhibit A attached hereto, located in Cobb County, Georgia (the “County”).

H.	Purchase Price: $54,000,000 (“Base Purchase Price”), plus the Prepayment Penalty (as defined in Section 11.3.4 below)

I.	Deposit: Deposit: $3,000,000
Portion of Deposit constituting Review Consideration: $100

J.	Review Period Expiration Date: Upon the Effective Date of this Agreement.

K.
Closing Date: The later of (i) thirty (30) days after the Review Period Expiration Date and (ii) three (3) business days after Seller delivers to Buyer tenant estoppels that meet the Estoppel Requirement, but in all cases, the Closing must occur, if at all, within forty-five (45) days after the Effective Date.

L.	Seller’s Broker: CBRE, Inc.

M.	Pages to Initial: 19, 20 & 35

N.	Seller’s Notice Address:
c/o 4700 Wilshire Blvd.
Los Angeles, CA 90010
E-Mail: agibbons@cimgroup.com
Telephone Number: 323 860 4900

1    Certain identified confidential information has been redacted from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

With a copy to:
c/o 4700 Wilshire Blvd.
Los Angeles, CA 90010
E-Mail: generalcounsel@cimgroup.com
Telephone Number: 323 860 4900
Facsimile transmission number: 323 297 2586

Fragner Seifert Pace & Winograd, LLP
601 S. Figueroa Street, Suite 2320
Los Angeles, CA 90017
Attn: Matthew C. Fragner, Esq.
E- Mail: mfragner@fspwlaw.com
Telephone number: (310) 779-7284
Facsimile transmission number: (310) 496-2887

O.	Buyer’s Notice Address: RREEF America L.L.C
222 S. Riverside Plaza, 26th Floor
Chicago, IL 60606
Attn: Jeff Anderson
Email: jeff.anderson@dws.com
Telephone Number: (312) 537-9202

With a copy to:        Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Jay Farris
Email: jay.farris@alston.com
Telephone Number: (404) 881-7896

P.	Escrow Holder Notice Address:
First American Title Insurance Company
Six Concourse Parkway, Suite 2000
Atlanta, Georgia 30328
Attn: Jon Uhlir
Email: Juhlir@firstam.com
Telephone Number: 770-390-6520

Q.	Local Time: Standard time in the County.

This Agreement, is entered into as of the Effective Date by and between Seller and Buyer and constitutes an agreement to purchase and sell real property, and escrow instructions directed to Escrow Holder to establish an escrow (the “Escrow”) to accommodate the transactions contemplated by this Agreement.
RECITALS
A.    Seller is the owner of the Property.
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Property, subject to the terms and conditions set forth herein. Now, therefore, Buyer and Seller have agreed as follows:
TERMS AND CONDITIONS
1.1    The Property.
Seller shall sell to Buyer, and Buyer shall purchase from Seller, on all of the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the Property, which Property as used herein shall mean the following:
1.1    Land. Fee simple title to the Land;
1.2    Appurtenances. All rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights and air rights relating to the Land, and all water, water rights and water stock relating to the Land, and any and all easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of the Land (all of which are sometimes collectively referred to as the “Appurtenances”);
1.3    Improvements. All improvements and fixtures located upon the Land, including, without limitation, all structures presently located on the Land, and all fixtures, apparatus, equipment, and appliances used in connection with the operation or occupancy thereof (all of which are collectively referred to as the “Improvements”);
1.4    Leases. All interest of Seller, as landlord, in and to the leases of space in the Improvements, including but not limited to, all unexpired leases, subleases, office or retail rental agreements, license agreements, parking agreements, other occupancy agreements, and any other agreements for the use, possession, or occupancy of any portions of the Property (including, without limitation, signage rights) as of the Close of Escrow, including, without limitation, any security deposits and tenant guaranties delivered in connection with any of the foregoing, together with any and all amendments, modifications and/or supplements thereto (collectively, the “Leases”), a schedule of which as of the date hereof is attached hereto as Schedule 1.4 (the “Lease Schedule”);
1.5    Personal Property. All tangible personal property owned by Seller, if any, located on or in or used in connection with the operation, maintenance or management of the Property (collectively, the “Personal Property”), but excluding any personal property of tenants;
1.6    Service Contracts. All service contracts and other agreements, utility contracts and other rights relating to the ownership, use and operation of all or any part of the Property, if any, to the extent assigned to Buyer at Closing pursuant to this Agreement (collectively, the “Assumed Service Contracts”);
1.7    Permits and Licenses. All transferable permits, licenses, certificates and other governmental approvals related to the Property; and

1.8    Intangible Property. All right, title and interest of Seller in and to the following (collectively, the “Intangible Property”) (i) any and all intangible property owned by Seller and used in the ownership, use and/or operation of the Property, including, without limitation, the right to use any trade name now used in connection with the Property, website name for the exclusive use of the Property, and (ii) all warranties and guaranties relating to the Improvements or Assumed Service Contracts. Notwithstanding the foregoing, “Intangible Property” shall not include any rights to property tax refunds for property taxes to the extent relating to time periods prior to Close of Escrow.
2.    Purchase Price. Buyer shall pay the Purchase Price at the Close of Escrow (as defined in Section 4.2 below).
3.    Payment of Purchase Price.
3.1    Deposit. Within three (3) business days after the Effective Date, Buyer shall deliver to Escrow Holder the Deposit in the form of a wire transfer or cashier’s check. Upon Escrow Agent’s receipt of the Deposit, the Review Consideration shall immediately be deemed fully earned by Seller and non-refundable to Buyer but shall be applicable to the Purchase Price at Closing. The Deposit shall be invested by Escrow Holder in interest-earning investments at the direction of Buyer subject to the reasonable approval of Seller as to any investments. Interest shall accrue for the benefit of Buyer, but shall become part of the Deposit.
3.2    Nature of Deposit. The Deposit is entirely non-refundable to Buyer, except as otherwise provided in this Agreement. The Deposit (together with any interest earned thereon while, but only while, held by Escrow Holder) shall be applied and credited to the Purchase Price at the Close of Escrow.
3.3    Balance of Purchase Price. Buyer shall deposit into Escrow the balance of the Purchase Price, as adjusted for costs and pro-rations to be made pursuant to Sections 12 and 13 of this Agreement, in cash or other immediately available federal funds, no later than 1:00 PM, Local Time, on the scheduled Close of Escrow. Escrow Holder is hereby instructed by Buyer and Seller to deliver to Seller the Purchase Price at Close of Escrow, adjusted as set forth in this Agreement.
4.    Opening and Close of Escrow.
4.1    Opening of Escrow. For the purposes of this Agreement, the “Opening of Escrow” shall be the date that Escrow Holder receives a fully executed original or executed counterpart copies of this Agreement signed by Buyer and Seller. Escrow Holder is instructed to notify Buyer and Seller, in writing (which may be by e-mail transmission), of the date of Opening of Escrow. Buyer and Seller agree to execute, deliver and be bound by any reasonable and customary supplemental instructions that may be reasonably requested by Escrow Holder and acceptable to Seller and Buyer or that may be necessary or convenient to consummate the transaction contemplated by this Agreement. However, the supplemental instructions shall not supersede this Agreement as between Buyer and Seller, and in all cases this Agreement shall control as between them. All supplemental instructions shall be in writing (including by e-mail transmission).
4.2    Close of Escrow. For purposes of this Agreement, “Close of Escrow” or “Closing” shall occur by a “gap” style closing, with the limited warranty deed conveying fee simple title to the Property subject only to the Approved Title Conditions (the “Deed”) to be submitted for recording on the morning immediately following the date of the Closing, in which event the parties shall execute such additional escrow instructions reasonably acceptable to each party and Seller shall deliver any indemnity agreements as are customary and requested by the Escrow Holder to allow the “gap” style Closing. The Deed shall be executed by Seller in the form attached as Exhibit B, with the execution properly notarized in form for recordation in the public records of the County. The Closing shall take place on the Closing Date, subject to the terms and conditions of this Agreement.

5.    Review Period and Right of Entry.
5.1    Review Period. Buyer has had the opportunity through the Review Period Expiration Date (such period is referred to as the “Review Period”), to examine and investigate all aspects of the Property, including without limitation grading, settling, soil composition and condition, drainage, hydrology, existence of mold and/or Hazardous Materials (as defined below), structural aspects, easements, rights of way, feasibility, building and other permits, approvals, laws and restrictions, land use and other governmental conditions and restrictions, likelihood of condemnation, zoning matters, traffic and flight patterns, demographics, title matters, all declarations of covenants, conditions & restrictions and other documents of record affecting the Property, matters disclosed by any survey of the Property Buyer may have obtained (the “Survey”), the Leases (if any), tenant quality and credit (if any), contracts that will survive Close of Escrow (if any), income and expenses of the Property and each portion thereof (if any), matters that would be disclosed by investigations of the types contemplated by Section 5.2, and all other matters related to the suitability of the Property for Buyer’s intended purposes, use and investment. All square footages, dimensions and sizes (if any) in any materials furnished or made available by Seller are approximate. Buyer has had an opportunity to independently verify all of such information. Buyer also has had an opportunity to conduct its own investigations with the City and/or County in which the Property is located regarding any impact the zoning of the Property may have on Buyer’s intended use of the Property. Seller has made available to Buyer copies of documents regarding the Property on a data website located at https://www.cbredealflow.com/handler/virtualdealroom.aspx?pv=aCRhak_VUZNY7vMrLSbuMcgS9yypQUCUfBxU1iOLP6xY-54QYCvPPaEaWD-1O_Qu (the “Data Site”), which documents are described on the attached Exhibit D, and Buyer has caused Title Company to issue a preliminary title commitment (the “Title Commitment”) issued by the Title Company and a copy of all recorded underlying documents to be delivered to Buyer (all of such materials delivered or made available to Buyer on the Data Site as of the Effective Date are referred to collectively as the “Seller Information”). Buyer acknowledges that the Seller Information does not include and that Seller shall not be obligated to disclose to Buyer any of the following (the “Protected Information”) in Seller’s possession or available to Seller: (a) information contained in Seller’s credit reports (other than credit reports for Seller’s tenants), Seller’s credit authorizations, Seller’s credit or financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to the value of the Property, including any valuation documents and the book value of the Property; (b) material which is subject to attorney client privilege or which is attorney work product excluding (1) any items which Seller would be obligated to disclose under law, (2) any items relating to the environmental condition of the Property, and (3) any items which if not disclosed would cause any Seller representation or warranty given in this Agreement to be materially untrue; (c) appraisal reports, broker opinions of value or similar documents opining to the value of the Property; (d) financials of Seller or any affiliate of Seller; or (e) material which Seller is legally required not to disclose. Buyer hereby acknowledges it has been informed by Seller of certain matters regarding the condition of the detention pond located on the Property (the “Detention Pond Condition”), the remediation of which shall be governed by Section 7.10 hereof.
5.2    Right of Entry. From the Effective Date until the Closing or earlier termination of this Agreement, Seller hereby agrees that, subject to the rights of tenants or occupants of the Property, Buyer and its agents, employees, representatives, contractors and subcontractors (collectively, “Buyer’s Representatives”) may enter upon the Property in order to inspect the Property and to conduct non-invasive tests and inspections, engineering studies and land and other surveys (but no invasive or subsurface testing or entry without Seller’s prior consent, which may be withheld in its sole discretion); provided:
5.2.1    Buyer shall give Seller not less than one (1) business day’s prior written notice (which may be by email to a designated representative of Seller) before each such entry on to the Property and shall permit Seller to have a designated representative oversee any activities performed on the Property by or on behalf of Buyer or persons purportedly acting on Buyer’s behalf.
5.2.2    None of the activities by or on behalf of Buyer shall damage the Property (other than any damage promptly repaired by Buyer to the extent arising out of the actions of Buyer or any of Buyer’s Representatives), materially interfere with the tenants, customers of tenants, or impair the drainage of the Property.
5.2.3    Buyer shall provide Seller with certificates of insurance demonstrating (i) that Buyer is covered for Buyer’s entry onto the Property by commercial general liability insurance on an “occurrence basis” in a combined single limit of not less than $3,000,000 per event, and $4,000,000 aggregate, and (ii) that any contractor, subcontractor, or other consultant, agent or representative entering on to the Property on behalf of Buyer is covered for such entry by commercial general liability insurance on an “occurrence basis” in a combined single limit of not less than $1,000,000 per event, and $2,000,000 aggregate, each naming Seller and Seller’s property manager Jones Lang LaSalle and such other entities as Seller may designate in writing as additional insureds, and such insurance shall be issued by insurance companies authorized to do business in the State where the Property is located and rated A-VIII or better in the most current issue of “Best’s Key Rating Guide” and shall be in place at the time of each such entry.
5.2.4    Buyer hereby covenants and agrees that (a) no such entry or activities by Buyer or Buyer’s Representatives shall cause or directly or indirectly result in any damage to the Property (other than minor damage promptly repaired by Buyer to the extent arising out of the actions of Buyer or any of Buyer’s Representatives), impairment of or to the drainage of the Property or materially interfere with any of the rights of any tenant or occupant of any premises at or within the Property, (b) neither it nor any person or entity acting for it or on its behalf in any capacity shall conduct any destructive, subsurface or invasive testing, including without limitation obtaining borings, without Seller’s prior written consent, (c) Buyer shall promptly restore and repair any physical damage or alteration of the physical condition of the Property to its condition existing immediately prior to each entry thereon but only to the extent such physical damage or alteration of the physical condition of the Property results from any inspections or activities conducted by Buyer or any of Buyer’s Representatives hereunder, (d) Buyer shall pay in full for all such inspections, tests and any other work and activities conducted by Buyer or any Buyer’s Representatives as and when due, (e) Buyer shall be permitted to conduct interviews of the tenants of the Property upon providing written notice to Seller (which may be by email to a designated representative of Seller) prior to contacting such tenant, and Seller shall have the opportunity to have a representative present during any tenant interviews, and (f) Buyer shall cause the Property at all times to be free and clear of any mechanic’s liens or materialmen’s liens arising out of any such activities conducted by Buyer or Buyer’s Representatives, and if any such lien is filed, Buyer shall cause the same to be discharged of record by satisfying same within the earlier of (i) thirty (30) days after knowledge by Buyer thereof or (ii) prior to the commencement of any proceedings for the foreclosure thereof. Failure of Buyer to discharge such lien or obtain such bond within said thirty (30) day period shall be a material breach of this Agreement.
5.2.5    Buyer shall indemnify and hold harmless Seller and its employees, agents, contractors and representatives against Claims (as defined in Section 8.8 below) to the extent arising out of the acts or omissions of Buyer or Buyer’s Representatives while on or about the Property, including without limitation those arising from any breach of any of Buyer’s covenants contained in this Section 5.2. The foregoing indemnity does not extend to any Claims to the extent arising from the negligence or willful misconduct of Seller or its agents, employees, contractors or invitees or to any conditions on the Land or in the Improvements existing prior to entry thereon or therein by Buyer or Buyer’s Representatives to the extent such conditions were not exacerbated due to the negligence or intentional misconduct of Buyer or Buyer’s Representatives. Mere discovery of conditions existing on the Land or in the Improvements shall not be deemed to have exacerbated such conditions.
The provisions of Sections 5.2.1 through 5.2.5, inclusive, shall survive the Close of Escrow or the termination of this Agreement for any reason.
5.3    Condition of Title. At the Close of Escrow, Seller shall convey to Buyer fee simple title to the Property by the Deed, subject only to the following matters (“Approved Title Conditions”): (a) a lien for real property taxes for the current year, not then due and payable; (b) the rights of tenants under the Leases as tenants only without any right or option to purchase all or any portion of the Property; (c) except for Seller’s Required Removal Items (as defined below), any items or matters revealed by the Title Commitment and/or the Survey to the extent that Seller does not agree in writing to remove or cure same prior to Closing; and (d) matters affecting the condition of title to the Property created by or with the consent of Buyer. The Approved Title Conditions shall not include, and in no event shall Buyer be deemed to have agreed to accept title subject to, (i) deeds of trust or mortgages, (ii) any monetary lien created by, through or under Seller, including without limitation, any mechanics’ liens for work performed by, through or under Seller or encumbrances or liens that have been voluntarily placed against the Property by Seller after the Effective Date without Buyer’s prior written consent and that will not otherwise be satisfied on or before the Close of Escrow or (iii) so called “standard” exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit or gap indemnity (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). Seller shall be obligated to satisfy Seller’s Required Removal Items at or prior to Closing, provided that Seller shall not be obligated to remove any monetary lien in excess of 1% of the Base Purchase Price placed on the Property after the Effective Date and without Seller’s express consent, other than deeds of trusts or mortgages shown on the Title Commitment, which Seller shall remove. If Seller elects not to remove any such monetary lien in excess of 1% of the Base Purchase Price, Buyer may elect to terminate this Agreement by giving Seller written notice of its election to do so. If Buyer exercises such termination right, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth herein to the contrary.
6.    Buyer’s Covenants. Buyer hereby covenants to do the following:
6.1    Entitlements. Prior to the Close of Escrow, Buyer shall not make any submittals for a zoning change, variance, subdivision map, lot line adjustment or other governmental act, approval or permit with respect to the Property or submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency without Seller’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
6.2    Payment of Invoices. Buyer shall pay in full all bills and invoices for labor, goods, materials, services and utilities of any kind relating to the Property which were contracted for by Buyer or on behalf of Buyer by any of Buyer’s Representatives.
6.3    No Contact. Neither Buyer nor Buyer’s Representatives shall contact any governmental agencies (other than in connection with accessing public records held at a government office or governmental agency or making customary inquiries regarding the zoning status or code compliance of the Property from municipal authorities), tenants (other than in connection with tenant interviews pursuant to which Buyer has provided notice required by Section 5.2.4 above), vendors, employees, consultants or contractors (other than Buyer’s Representatives) concerning the Property prior to the Close of Escrow without obtaining Seller’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed) and without first giving Seller the opportunity to be present at any meeting or on any telephone call.
7.    Seller’s Covenants and Obligations. Seller covenants with Buyer that, so long as this Agreement remains in effect:
7.1    No Marketing or Transfer. So long as Buyer is not in breach of this Agreement which breach remains uncured after notice from Seller for a period of five (5) days, Seller shall not market or solicit offers for the purchase of all or any portion of the Property. Seller shall not convey all or any portion of the Property. Seller shall not remove any material amounts of Personal Property from the Property except as may be required for necessary repairs and replacements, and in the event of replacement, said replacement shall be of equal or better quality or quantity as existed at the time of removal.

7.2    Payment of Invoices. Seller shall pay in full all bills and invoices for labor, goods, materials, services and utilities of any kind relating to the Property which were contracted for by or on behalf of Seller.
7.3    Leases. Seller shall not enter into or consent to any Lease or Lease amendment, modification or lease assignment for the Property or premises therein without the prior approval of Buyer, which approval may be granted or withheld in Buyer’s sole discretion. Buyer shall either approve or disapprove any proposed Lease modification, amendment or assignment submitted to Buyer for approval within five (5) business days of receipt. Buyer’s failure to expressly approve or disapprove of any such proposed Lease modification, amendment or assignment within said five (5) business day period shall conclusively constitute Buyer’s approval of same. Seller shall deliver to Buyer, promptly after receipt by Seller, a copy of all current written default and other material notices to and from tenants during the term of this Agreement. Buyer shall, at Close of Escrow assume the obligation to pay and shall pay all Lease commissions, tenant improvement costs and other costs and expenses to the extent arising from or in connection with any Lease modification, amendment or lease assignment entered into with Buyer’s consent between the date hereof and the Close of Escrow in accordance with this Section 7.3 and which first become due following the Close of Escrow, such obligation to survive the Close of Escrow.
7.4    Operation and Maintenance. Subject to the terms and conditions of this Agreement, Seller shall cause the Property to be operated and maintained only in the ordinary and usual course of business and consistent with past practice, throughout the entire period from the date hereof until the Close of Escrow. Prior to the Review Period Expiration Date, Seller shall not enter into any contract or agreement respecting the Property which shall continue in effect following the Close of Escrow without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Buyer delivers the Buyer’s Notice to Proceed, then following the Review Period Expiration Date and prior to the Closing, Seller shall not enter into any contract or agreement respecting the Property which shall continue in effect following the Close of Escrow without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.
7.5    Service Contracts. Seller shall not alter, amend or become a party to any new Service Contract (as defined below) unless the Service Contract is terminable after the Closing on no more than thirty (30) days’ notice and such termination can occur without penalty or other cost to Buyer. Seller shall deliver to Buyer, promptly after receipt by Seller, a copy of all current written default and other material notices from the service providers under any Service Contracts. Buyer hereby notifies Seller that Buyer elects to assume as of Closing all of the Service Contracts, except the Service Contract for Waste Management, each of the Service Contracts being assumed by Buyer shall be Assumed Service Contracts. Seller shall deliver termination notices to the counterparties under all Service Contracts, other than the Assumed Service Contracts, at Closing, and shall use commercially reasonable efforts to have any such Service Contracts terminate as of Closing at Seller’s cost and expense. Buyer shall be responsible for the up to 30-day tail period for the Service Contract with Waste Management if such Service Contract is not terminated effective as of the Closing Date, provided, however, that Seller shall be responsible for any termination penalty owed in connection with the termination of any Service Contract (other than the Assumed Service Contracts) following the Closing Date. Seller shall assign to Buyer at Closing all of the Assumed Service Contracts.
7.6    New Title Matters. In the event that the Title Commitment is amended or supplemented by the Title Company to include new exceptions that do not appear on the Title Commitment delivered to Buyer as part of the Seller Information, then Buyer shall have until five (5) business days following Buyer’s receipt of any such amended or supplemented Title Commitment to notify Seller of any disapproved item disclosed in the amended or supplemented Title Commitment. In the event Seller is unwilling to commit to remove all of the new exceptions objected to by Buyer prior to Closing, Buyer may terminate this Agreement by delivering notice thereof in writing to Seller by the earlier to occur of (i) the Close of Escrow or (ii) five (5) business days after Seller’s written notice to Buyer of Seller’s unwillingness to eliminate one or more of such title exceptions. If Buyer terminates this Agreement pursuant to its rights set forth in the preceding sentence, the Deposit (less the Review Consideration), together with all interest earned, shall be promptly returned to Buyer and neither party shall have any further obligations under this Agreement, except that if the recording of such new exception is a default by Seller under this Agreement, then notwithstanding the foregoing, Buyer shall be entitled to all rights and remedies provided in this Agreement upon the occurrence of a default by Seller.
7.7    Intentionally Deleted.
7.8    Estoppel Certificates.
7.8.1    Seller shall use its commercially reasonable efforts to deliver to Buyer an Acceptable Estoppel Certificate (as defined below) from all of the tenants of the Property at least three (3) business days prior to Closing. Within three (3) business days after the Effective Date, Seller shall provide drafts of the completed estoppels to Buyer for Buyer’s approval prior to such estoppels being distributed to the tenants, provided that Buyer shall provide any responses or requested changes within three (3) business days.
7.8.2    In the case of the estoppel certificates to be obtained from the tenants, an “Acceptable Estoppel Certificate” shall mean an estoppel certificate that: (i) is consistent with the terms and provisions of the copy of the applicable tenant’s Lease provided by Seller to Buyer and the representations of Seller contained in this Agreement, (ii) is substantially in the form of the estoppel attached hereto as Exhibit H, or in the form of estoppel attached to the applicable tenant’s Lease, if a form is so attached, or in the case of any national or regional tenant, in the customary form used by such tenant, reasonably acceptable to Buyer and conforming to the applicable estoppel provisions of such tenant’s Lease, provided that in each case such estoppel certificate may be appropriately modified for tenants with premises under construction provided that such modifications conform to the applicable provisions of the Lease with respect to such construction, (iii) is certified to Buyer and its successors and assigns, (iv) is dated within forty-five days of the Close of Escrow, (v) does not claim that Seller is in default or disclose a state of facts which with notice and/or passage of time would result in a default on the part of the applicable tenant or Seller, as landlord, under the Lease, (vi) does not claim a Material offset or deduction to a tenant’s payment obligations under its Lease or obligation for payment to or from Seller, as applicable, (vii) does not make an affirmative Material claim against Seller, (viii) has all blanks completed or marked as not applicable, as appropriate, (ix) has all exhibits completed and attached, as applicable, and (x) does not reveal rent paid more than one (1) month in advance past Closing. For clarification purposes, an estoppel certificate that meets the foregoing criteria shall nonetheless be an Acceptable Estoppel Certificate even though a tenant modifies any statement in the estoppel certificate that it has no offset rights and/or claims and/or that Seller is not in default under the applicable lease by including a best or actual knowledge limitation, and/or if any or all guarantors of the applicable lease do not execute such estoppel. As used in this Section 7.8.2, “Material” means an amount in excess of $10,000 in the aggregate per Acceptable Estoppel Certificate, subject to the Credit Threshold (as defined below) in Section 14.2.1.
7.8.3    “Estoppel Requirement” means Seller shall have delivered to Buyer Acceptable Estoppel Certificates from (A) Home Depot, T.J. Maxx/Homegoods, and Sprout’s Farmers Market (collectively, the “Major Tenants”), and (B) such additional tenants other than the Major Tenants occupying at least fifty percent (50%) of the remaining leased square footage of the Improvements (i.e. the leased square footage of the Improvements, less the square footage leased by the Major Tenants).
7.9    SNDAs. Seller shall cooperate with Buyer in transmitting to tenants any form of subordination, non-disturbance and attornment agreement (“SNDA”) desired by Buyer’s lender prepared by Buyer and submitted to Seller for distribution to the tenants. Seller shall thereafter use its commercially reasonable efforts to deliver to Buyer at least five (5) business days prior to Closing an SNDA from all of the tenants required by Buyer’s lender (the “SNDA Tenants”), which shall include without limitation those tenants with memoranda of lease recorded against the Property. As used in the preceding sentence, “commercially reasonable efforts” shall mean contacting tenants four times by email requesting the return of the SNDA, as requested by Buyer. If after using commercially reasonable efforts Seller is unable to deliver the SNDAs from the SNDA Tenants, Buyer shall be permitted, but not required, to contact the applicable SNDA Tenants directly to obtain the necessary SNDAs prior to Closing, provided, however, that Buyer’s right to contact said

SNDA Tenant shall only apply to such SNDA Tenants that have previously delivered an Acceptable Estoppel Certificate to Seller in accordance with this Agreement. In the event that Buyer has not received SNDAs from the SNDA Tenants on or prior to the date that is two (2) business days prior to Closing, Buyer shall have the option to extend the Closing Date one or more times up to an aggregate of fifteen (15) days to allow for receipt of the SNDAs.
7.10    Detention Pond Condition.
7.10.1    Seller shall use commercially reasonable efforts to commence and Seller shall after such commencement diligently pursue the remediation of the Detention Pond Condition prior to Closing in accordance with the Repair Contract (as defined below) and the Repair Permit (as defined below) so as to cure of the existing notice of violation from Cobb County with respect to the Detention Pond Condition) (collectively, the “Detention Pond Condition Repair Work”) with a consultant reasonably acceptable to Buyer (the “Detention Pond Consultant”) and pursuant to a form of agreement with the Detention Pond Consultant (as may be amended from time to time, the “Repair Contract”) reasonably acceptable to Buyer, which Repair Contract may not be amended or modified without Buyer’s consent, not to be unreasonably withheld, conditioned or delayed. Prior to the date hereof, Seller has obtained the proposal for the Detention Pond Condition Repair Work attached hereto as Schedule 8.1.11 (the “Existing Proposal”). As soon as reasonably possible after the Effective Date, Seller shall obtain a second proposal and scope of work for the Detention Pond Condition Repair Work (the “Second Proposal”), and within five (5) days after receipt of the Second Proposal, Seller shall determine whether the parties shall proceed with the Existing Proposal or the Second Proposal for the remediation of the Detention Pond Condition Repair Work. Seller shall enter into the Repair Contract and provide a fully executed copy of same to Buyer no later than five (5) days prior to Closing.

7.10.2    Seller shall obtain any necessary permits from Cobb County, Georgia (the “Repair Permit”), and also permissions from adjoining landowners as may be required in connection with the Detention Pond Condition Repair Work. Seller shall keep Buyer reasonably informed of the progress of the Detention Pond Condition Repair Work, and, following Closing, Buyer shall be permitted to contact directly the Detention Pond Consultant. Prior to Closing, Seller shall use reasonable efforts to set up status calls with the Detention Pond Consultant as may be requested by Buyer. At Closing, Seller shall provide the Title Company with any affidavits, lien waivers or other items as may be reasonably required by the Title Company to issue Buyer’s Owner Policy (as defined below) and Buyer’s lender’s title policy, each without exception for mechanics’ liens related to the Detention Pond Condition Repair Work. Seller shall be responsible for all costs to complete the Detention Pond Condition Repair Work, including without limitation, and except the Excluded Overages (defined below), any foreseen or unforeseen overages incurred in completing the Detention Pond Condition Repair Work (“Overages”) and balancing deposits to the Deposit held by Escrow Holder in accordance with Section 2(a)(3) of the Escrow Holdback Agreement, which Overages and costs to complete the Detention Pond Condition Repair Work shall be subject to the joinder by CIM Urban Income Investments, L.P. attached to this Agreement. Notwithstanding the foregoing, Seller shall not be responsible for any Overages incurred (i) following Seller’s assignment of the Repair Contract to Buyer pursuant to Section 7.10.4 that result from events first occurring or conditions first existing subsequent to the date of such assignment by Seller, or (ii) due to any amendment to or modification by Buyer of the Repair Contract not otherwise approved or deemed approved by Seller pursuant to Section 7.10.5 below, following its assumption by Buyer, of the scope of work performed by the Detention Pond Consultant thereunder (collectively (i) and (ii), the “Excluded Overages”). In the event of any change to the Repair Contract approved or deemed approved by the parties that increases the cost of the Detention Pond Condition Repair Work, Seller shall deposit with Escrow Holder pursuant to the Escrow Holdback Agreement (defined below) an amount equal to 120% of any increased cost, less Excluded Overages, if any, to complete the Detention Pond Condition Repair Work within three (3) business days after the effective date of the amendment to the Repair Contract.

7.10.3    In the event Seller is unable to complete the Detention Pond Condition Repair Work as of Closing, Buyer, Seller and Escrow Holder shall enter into at Closing an agreement in the form attached hereto as Exhibit M (the “Escrow Holdback Agreement”), pursuant to which Buyer shall holdback and deposit with Escrow Holder a portion of the Purchase Price equal to 120% of the estimated cost to complete the Detention Pond Condition Repair Work as set forth in the Repair Contract, less any amounts paid by Seller to, and confirmed by, the Detention Pond Consultant prior to Closing (the “Holdback Amount”), upon which the completion and payment of the Detention Pond Condition Repair Work shall be governed as set forth in the Escrow Holdback Agreement.

7.10.4    In the event that Seller has not completed the Detention Pond Condition Repair Work, as reasonably determined by the Detention Pond Consultant, prior to the date that is the earlier of the (a) estimated or scheduled completion date in the Repair Contract or (b) the date thirty (30) days after Closing (such earlier date being referred to herein as the “Scheduled Completion Date”), as such Scheduled Completion Date (i) is extended by events beyond the reasonable control of Seller or the Detention Pond Consultant (including force majeure and discovery of unknown conditions), or (ii) is extended upon written notice from Seller, in its sole discretion, to Buyer for up to sixty (60) days, Buyer may, but shall not be required to, elect in writing at any time prior to the completion of the Detention Pond Condition Repair Work, to assume, and Seller shall assign to Buyer, the Repair Contract to enable Buyer to cause the completion and payment of the Detention Pond Condition Repair Work in accordance with the Repair Contract and the Escrow Holdback Agreement. The Repair Contract shall contain the contractor’s consent to assign the Repair Contract to Buyer and Buyer’s lender and acknowledgement that any indemnities by such Detention Pond Consultant shall continue to apply to Seller. To the extent that Seller has paid the Detention Pond Contractor any amounts in accordance with the Repair Contract that have not been released from the Holdback Amount to Seller prior to the date of such assignment of the Repair Contract to Buyer, Seller shall be reimbursed for such payments to the Detention Pond Contractor in accordance with the terms of the Escrow Holdback Agreement. Upon the completion of the Detention Pond Condition Repair Work, any amounts remaining with Escrow Holder pursuant to the Escrow Holdback Agreement shall be disbursed as set forth in the Escrow Holdback Agreement. Upon such assignment by Seller, and assumption by Buyer, of the Repair Contract and payment by Seller to the Detention Pond Consultant for work performed prior to such assignment, Seller shall be released from any and all obligations thereunder, and Buyer hereby releases Seller from any actual damages, claims, liabilities, out of pocket costs, and expenses arising from any Detention Pond Condition Repair Work performed subsequent to such assignment and assumption, except to the extent arising from Seller’s failure to make any required payments under the Repair Contract.

7.10.5    Notwithstanding such assignment by Seller, and assumption by Buyer, of the Repair Contract, Seller shall remain responsible for the cost to complete the Detention Pond Condition Repair Work in accordance with the Repair Contract, but excluding any Excluded Overages; provided, however, prior to Buyer approving any modification of the Repair Contract after such assignment to Buyer, Buyer shall first provide such amendment or change order to Seller for review and approval, not to be unreasonably withheld, conditioned or delayed and which approval shall be deemed granted unless Seller objects to such modification in writing within five (5) business days after receipt of the proposed modification or change order to the Repair Contract.

7.10.6    Until Seller has completed the Detention Pond Condition Repair Work, and subject to the Maximum Recovery (as defined below), Seller shall indemnify, defend and hold harmless Buyer and its respective members, officers, directors, shareholders, agents and employees (collectively, the "Indemnified Buyer Parties") from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) (individually a “Detention Pond Claim” and collectively, “Detention Pond Claims”) actually incurred by the Indemnified Buyer Parties, or any of them, and arising from personal injury or death of persons or loss, destruction or damage to property suffered as a result of the Detention Pond Condition on the effective date of this Agreement, except to the extent arising from the gross negligence or willful misconduct of Buyer.

7.10.7    Prior to entry on the Property after Closing by Seller or the Detention Pond Consultant, Seller shall provide Buyer with certificates of insurance demonstrating (i) that Seller is covered for Seller’s entry onto the Property by commercial general liability insurance on an “occurrence basis” in a combined single limit of not less than $3,000,000 per event, and $4,000,000 aggregate, and (ii) that any contractor, subcontractor, or other consultant, agent or representative entering on to the Property on behalf of Seller is covered for such entry by commercial general liability insurance on an “occurrence basis” in a combined single limit of not less than $1,000,000 per event, and $2,000,000 aggregate, each naming Buyer and such other entities as Buyer may designate in writing as additional insureds, and such insurance shall be issued by insurance companies authorized to do business in the State where the Property is located and rated A-VIII or better in the most current issue of “Best’s Key Rating Guide” and shall be in place at the time of each such entry. The provisions of this Section 7.10 shall survive Closing.
8.    Representations and Warranties; Releases; “As Is” Sale.
8.1.1    Seller’s Representations. Seller hereby represents and warrants to Buyer as follows:
8.1.1    Valid Formation/Authority. Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware. Seller has the full power, capacity, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder (including, without limitation, the conveyance of the Property to Buyer).
8.1.2    Due Execution. This Agreement and all other documents executed and delivered by Seller pursuant to this Agreement shall constitute the legal, valid and binding obligations of Seller in accordance with the terms of each instrument. This Agreement and all other instruments delivered to Buyer: (i) have been duly authorized by all necessary action on the part of Seller’s officers and directors, (ii) to the best of Seller’s knowledge, have received all required governmental approvals, (iii) to the best of Seller’s knowledge, do not violate any law, (iv) do not conflict with or constitute a default under any indenture, agreement or other instrument to which Seller is a party or by which Seller, any officers or directors of Seller, or the Property may be bound, and (v) to the best of Seller’s knowledge, are not threatened with invalidity or enforceability by any action, proceeding or investigation pending or threatened by or against Seller, any officer or director of Seller, or the Property.
8.1.3    Pending Actions. Except as set forth on Schedule 8.1.3 attached hereto, there is no suit, action, arbitration, judgment, order, decree, condemnation action or other proceeding that is pending (or to Seller’s knowledge, threatened) against Seller or the Property.
8.1.4    Leases. The Lease Schedule contains a true and complete schedule of all Leases of the Property. The documents constituting the Leases that Seller has delivered to Buyer are true and complete copies of the Leases affecting the Property in Seller’s possession, including any and all renewals, extensions, amendments, letter agreements, assignments, and guarantees related thereto. The rent roll attached hereto as Schedule 8.1.4-A is the rent roll used by Seller in its operation of the Property. Seller has not assigned its rights in any of the Leases or the rents payable thereunder or any interest therein that will not be released at Closing. Schedule 8.1.4-B contains a true and complete schedule of all outstanding and unpaid free rent, tenant improvement costs and allowances, and leasing commissions, for the current term of all Leases (the “Unpaid Lease Expenses”). The Leases are in full force and effect and, to the best of Seller’s knowledge, there are no existing defaults by Seller, as landlord, or any state of facts which with the passage of time or the giving of notice or both, would constitute an event of default by Seller, as landlord, or any tenant under any of the Leases except as shown on Schedule 8.1.4-C, and Seller has not provided any tenant a current notice of default except as shown on Schedule 8.1.4-C. No tenant is currently auditing any CAM expenses, except as shown on Schedule 8.1.4-D and, as between Seller and Buyer, Seller shall be responsible for any and all costs, expenses and claims of such tenants with respect to such audits and the results thereof. No tenant under any Lease is delinquent more than thirty (30) days in the payment of rent under any Lease, except as shown on Schedule 8.1.4-E. Seller has received no written notice of any bankruptcy or insolvency proceedings pending or threatened in writing with respect to the tenants under the Leases. The copies of the brokerage agreements made available to Buyer with the Seller Information are true and correct copies of all brokerage agreements in effect with respect to the Property, and Seller has provided copies of all brokerage agreements in effect with respect to the Property to Buyer. Seller has paid all amounts due and payable under the brokerage agreements.
8.1.5    Service Contracts. A true and complete schedule of all service contracts relating to the Property (the “Service Contracts”) is attached hereto as Schedule 8.1.5 (the “Service Contracts Schedule”). Seller has provided true and complete copies of the Service Contracts to Buyer with the Seller Information, and all Service Contracts and are in full force and effect. Except as set forth on the Service Contract Schedule, there are no defaults by Seller or, to Seller’s knowledge, any other party under the Service Contracts. Except as set forth on the Service Contract Schedule, there are no contracts, agreements, arrangements or contractual obligations relating to the operation or management of the Property to which Seller is a party and that would be binding on Buyer or the Property after the Close of Escrow.
8.1.6    Environmental Reports. The environmental reports listed on Schedule 8.1.6 (the “Environmental Reports”) are the only environmental reports in Seller’s possession or control, and Seller has provided to Buyer complete copies of the Environmental Reports to the extent in Seller’s possession. Seller has not received any written notice that the Property is in violation of any applicable Environmental Law.
8.1.7    OFAC. Seller is not an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”) is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. Neither Seller nor (to Seller’s knowledge) any Person who is affiliated with or owns an interest in Seller (collectively, a “Seller Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Seller is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Seller under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.
8.1.8    Patriot Act. Neither Seller nor (to Seller’s knowledge) any Seller Party, nor (to Seller’s knowledge) any Person having a beneficial interest in Seller, nor any Person for whom Seller is acting as agent or nominee, nor (to Seller’s knowledge) any Person providing funds to Seller (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations, including without limitation the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (all of such laws, regulations and sanctions are referred to collectively as “Anti-Money Laundering Laws”); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.
8.1.9    Compliance. Except as described on Schedule 8.1.9 (the “Existing Violations”), Seller has not received any written notice that the Property is in violation of any applicable law, statute, or ordinance or of any recorded document encumbering the Property that will not be released at or prior to Closing. Seller shall cause all Existing Violations to be remedied to Buyer’s reasonable satisfaction on or prior to three (3) business days prior to Closing; notwithstanding the foregoing to the contrary, the Existing Violation regarding the Detention Pond Condition shall be governed by Section 7.10 of this Agreement.
8.1.10    Capital Improvement Work. Except as set forth on Schedule 8.1.10, there is no ongoing capital improvement work at the Property being performed by, through or under Seller. All capital improvement work at the Property being performed by, through or under Seller will be fully completed and paid for in full prior to Closing.
8.1.11    FIRPTA. Seller is not a foreign person subject to withholding tax as required by Section 1445 of the Internal Revenue Code.
8.1.12    Detention Pond Condition. Seller has provided Buyer with all written materials and proposals from any third party vendors in Seller’s possession regarding the remediation of the Detention Pond Condition.
8.1.13    ERISA. Neither Seller nor any of its affiliates is a:

(a)    fiduciary (as defined by section 3 (21) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); or
(b)    other party-in-interest (as defined by section 3 (14) of ERISA); or
(c)    disqualified person (as defined by section 4975 (e) (2) of the Internal Revenue Code of 1986, as amended (the “Code”))
with respect to any

(i)    plan (as defined by section 4975 (e) (1) of the Code); or
(ii)    employee benefit plan (as defined by section 3 (3) of ERISA).
At the Closing, Seller shall reaffirm and restate the above representations and warranties, subject to disclosure of any changes in facts or circumstances that may have occurred since the date hereof. As reaffirmed and restated at Closing, the aforesaid representations and warranties shall survive the Closing for a period of nine (9) months (the “Survival Period”), after which time Seller shall have no liability with respect thereto unless Buyer shall have asserted a breach thereof in a written notice delivered to Seller prior to the expiration of the Survival Period and initiated litigation to enforce such claim within sixty (60) days after Buyer’s notice to Seller (as such period may be extended with Seller’s written consent).
Notwithstanding anything to the contrary provided hereinabove, if prior to Closing, Seller notifies Buyer, or if Buyer reasonably determines, that there is a material inaccuracy or change in any of the representations and warranties made by Seller above, and the direct and non-consequential damages to Buyer would be in excess of the Threshold as defined in Section 14.2.1 (and such inaccuracy or change is not a default of Seller pursuant to Section 14.2), then Buyer may, at its option, either (i) terminate this Agreement or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to the foregoing sentence to the extent that Buyer had actual knowledge of the material inaccuracy of any such representation or warranty prior to the Review Period Expiration Date. In the event Buyer terminates this Agreement pursuant to this paragraph, the Deposit, along with any interest earned thereon (less the Review Consideration) shall be promptly refunded to Buyer and, except as provided in Section 14.2, neither Buyer nor Seller shall thereafter have any other rights or remedies hereunder other than obligations expressly surviving termination of this Agreement.
8.2    Limitation on Seller’s Representations and Warranties. For the avoidance of doubt, all of the representations and warranties of Seller contained herein are qualified by the Seller Information delivered by Seller to Buyer, the Title Commitment received by Buyer as of the Effective Date, any reports, investigations, surveys, tests and/or analyses prepared by or on behalf of Buyer or received by Buyer as of the Effective Date. Further, (i) if the Data Site is updated with new information and Buyer is notified in writing thereof, or (ii) Buyer first obtains actual knowledge of new information that makes any of the representations and warranties of Seller contained herein untrue from any source whatsoever (including as a result of Buyer’s due diligence studies, tests, inspections and investigations), and Buyer elects to close the transaction, then the representations and warranties of Seller contained herein are deemed modified by such information; provided, however, that if any fact or circumstance is discovered by or disclosed to Buyer within three (3) business days prior to the Closing Date, Buyer shall be entitled to extend Closing by three (3) additional business days in order to review such new fact or circumstance. In no event shall Seller be deemed to have breached any of the representations and warranties contained in this Agreement to the extent the facts or conditions alleged to constitute such breach were actually known by Buyer prior to the Effective Date.
8.3    Knowledge of Parties.
8.3.1    Whenever a representation, warranty or covenant is made in this Agreement on the basis of the “knowledge” or “best knowledge” of Seller, such representation, warranty or covenant is made: (i) solely on the basis of the actual, as distinguished from implied, imputed, or constructive knowledge of the designated person(s) described in (ii) below on the date that such representation or warranty is made, without duty of inquiry or investigation; and (ii) solely on the basis of the knowledge of Seller’s Knowledge Party without attribution to such specific individual of facts and matters otherwise within the personal knowledge of any other former or existing affiliates, agents or employees of Seller or any third parties. In no event shall Seller’s Knowledge Party have any liability under this Agreement for any reason. Seller hereby represents that Seller’s Knowledge Party is the person within Seller’s organization having the most comprehensive knowledge of the matters set forth in Section 8.1 above.
8.3.2    Whenever a representation, warranty or covenant is made in this Agreement on the basis of the “knowledge” or “best knowledge” of Buyer, or on the basis that Buyer has received notice thereof, such representation, warranty or covenant is made: (i) solely on the basis of the actual, as distinguished from implied, imputed, or constructive knowledge of the designated person(s) described in (ii) below on the date that such representation or warranty is made, without duty of inquiry or investigation; and (ii) solely on the basis of the knowledge of Buyer’s Knowledge Party without attribution to such specific individual of facts and matters otherwise within the personal knowledge of any other former or existing affiliates, agents or employees of Buyer or any third parties. In no event shall Buyer’s Knowledge Party have any liability under this Agreement for any reason.

8.4    NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AS OF THE CLOSE OF ESCROW (COLLECTIVELY, “SELLER’S CLOSING DOCUMENTS”), BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT SELLER HAS NOT MADE AND IS NOT NOW MAKING, AND SELLER SPECIFICALLY DISCLAIMS, ANY AND ALL, REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF (INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OF MOLD, WATER DAMAGE, FUNGI, BACTERIA AND/OR OTHER BIOLOGICAL GROWTH OR BIOLOGICAL GROWTH FACTORS), (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND TO THE EXTENT TO WHICH, THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWER, GAS, TELEPHONE AND ELECTRICITY, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, (XII) INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RESTRICTIONS, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XIII) THE PRESENCE OF HAZARDOUS MATERIALS (AS DEFINED BELOW) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (XIV) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS OR COVENANTS, INCLUDING WITHOUT LIMITATION RENT CONTROL AND AFFORDABLE HOUSING PROVISIONS, (XV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XVI) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE PROPERTY OR ANY PORTION THEREOF, (XVII) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (XVIII) THE STATUS OF THE CONVERSION OF THE PROPERTY TO CONDOMINIUM FORM OF OWNERSHIP, (XIX) THE EXISTENCE OR NONEXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY, (XX) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (BUYER HEREBY AFFIRMING THAT BUYER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE, INCLUDING CONDOMINIUM OWNERSHIP), (XXI) TAX CONSEQUENCES (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT, USE OR PROVISIONS RELATING TO ANY TAX CREDITS), OR (XXII) ANY OF THE OTHER MATTERS CONTEMPLATED TO BE INSPECTED OR INVESTIGATED BY IT, INCLUDING WITHOUT LIMITATION THOSE MATTERS THAT ARE DESCRIBED IN SECTION 8.5, BELOW.
8.5    Condition of Property. Buyer represents and warrants, which representations and warranties shall survive the Close of Escrow and not be merged with the Deed, that Buyer is a knowledgeable, sophisticated and experienced purchaser and owner of properties such as the Property or has retained or shall retain such advisors and consultants as are necessary to fully and adequately investigate all aspects of the Property, that, subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, Buyer has fully investigated or shall fully investigate the Property and all relevant aspects of it, and has conducted or shall conduct tests, investigations and studies as Buyer deems reasonably necessary to fully evaluate the Property and all aspects thereof prior to the Review Period Expiration Date, that Buyer has received or will obtain such additional professional analyses and studies concerning the Property, on its own and through the use of consultants, as Buyer and its advisors and consultants deem prudent in reaching by the Review Period Expiration Date the decision to purchase the Property, and that Buyer is familiar with the general condition of the Property. Buyer understands and acknowledges that the Property may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil conditions, hazardous materials and similar occurrences that may alter its condition or affect its suitability for any proposed use. Seller shall have no responsibility or liability with respect to any such occurrence or condition, subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents. Subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, Buyer represents and warrants that Buyer is acting, and will act, only upon information obtained by Buyer directly from Buyer’s own inspection of the Property. Notwithstanding anything to the contrary contained in this Agreement, the suitability or lack of suitability of the Property for any proposed or intended use, or availability or lack of availability of (i) permits or approvals of governmental or regulatory authorities, or (ii) easements, licenses or other rights with respect to any such proposed or intended use of the Property, shall not affect the rights or obligations of the Buyer hereunder.
8.6    No Side Agreements or Representations. No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status or attribute of the Property except as may be expressly set forth in this Agreement and/or in the Seller’s Closing Documents. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement and/or in the Seller’s Closing Documents will be valid or binding on Seller.
8.7    Limited Liability. Buyer on its own behalf and on behalf of its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns (collectively, the “Buyer Parties”) hereby agrees that, except as expressly provided herein or in the Seller’s Closing Documents, in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, property management company, or affiliated or related entities of Seller or of Seller’s property management company, namely CIM Group, L.P. and its affiliated entities, have any personal liability under this Agreement, or to any of Buyer’s creditors, or to any other party in connection with the Property. Seller on its own behalf and on behalf of its agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the shareholders, members, partners, employees, representatives, officers, directors, agents, or affiliated or related entities of Buyer have any personal liability under this Agreement.
8.8    Release. Buyer on its own behalf and on behalf of each of the Buyer Parties hereby agrees that, except as to the “Excepted Matters” (as hereinafter defined), each of Seller, Seller’s shareholders, partners or members, as the case may be, and each of their respective partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged by Buyer from any and all liabilities, losses, claims, demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property as of the Close of Escrow, including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials (as hereinafter defined) on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, in each case latent or otherwise, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property, and (v) any construction defects, errors, omissions or other conditions, latent or otherwise, affecting the Property, or any portion thereof. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release to Seller. Except with respect to the Excepted Matters, Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Section 9601 et seq. or any applicable state or local law, statute, regulation or ordinance (as such may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims released as described above. As to the release provided for above, Buyer expressly waives the benefit of any statute that provides that a general release does not release claims not known to the releasing party at the time of the release and all similar provisions or rules of law. As between Buyer and Seller, Buyer elects to and does assume all risk for such Claims so released heretofore and hereafter arising, whether now known or unknown by Buyer. In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants, which agreements, representations and warranties shall survive the Close of Escrow and not be merged with the Deed, that (i) Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and (ii) the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses. Without limiting the foregoing, if Buyer has actual knowledge of (a) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (b) any breach or inaccuracy in any representation of Seller made in this Agreement, and Buyer nonetheless elects to proceed to close Escrow, then, upon the consummation of the Close of Escrow, Buyer shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller or hereunder with respect thereto. Notwithstanding anything to the contrary herein, Seller shall not have any liability whatsoever to Buyer with respect to any matter actually known by Buyer prior to the Close of Escrow. Notwithstanding anything herein to the contrary (including the foregoing release and assumption of risk), (a) Buyer shall have the right to defend (but Buyer has no right to assert, file or otherwise proceed with a contribution, indemnity or other claim against Seller) government and third-party claims by alleging that Seller (or someone acting on Seller’s behalf), not Buyer, is liable for such claims and Buyer has no obligation to indemnify Seller for governmental or third party claims asserted before or after the Closing as a result of any act or omission taken or failed to be taken by or on Seller’s behalf prior to the Closing, (b) the release shall not apply to claims made by tenants of the Property (1) who did not deliver an estoppel certificate to Buyer and (2) who allege defaults by Seller, as landlord, related to the period of Seller’s ownership of the Property and (c) the release shall not apply to third-party tort claims relating to the Property and occurring during Seller’s ownership of the Property.
As used herein, the “Excepted Matters” shall mean Claims resulting from a breach or default by Seller under this Agreement and/or any of the Seller’s Closing Documents.
Seller has given Buyer material concessions regarding this transaction in exchange for agreeing to the provisions of this Section 8.8. Seller and Buyer have each initialed this Section 8.8 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 8.8 shall survive the Close of Escrow and shall not be deemed merged into any instrument or conveyance delivered at the Close of Escrow.

/s/ JSA                 /s/ DT
Buyer’s Initials                    Seller’s Initials

As used herein, “Hazardous Materials” means any pollutants, hazardous or toxic substances or wastes, or contaminated materials including oil and oil products, asbestos, urea formaldehyde and all other materials and substances designated or regulated as hazardous or toxic substances or wastes, pollutants or contaminated materials under any Environmental Law (as hereinafter defined). As used herein, “Environmental Laws” means the Clean Water Act, Clean Air Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and all other Federal, State or local environmental statutes, rules and regulations as enacted or amended from time to time and all licenses, permits, certificates or like authorizations promulgated under any of the foregoing.
8.9    AS-IS Condition of Property. Buyer specifically acknowledges, represents and warrants that prior to the Close of Escrow, it and its agents and representatives will have thoroughly inspected the Property and observed the physical characteristics and condition of the Property. Notwithstanding anything to the contrary contained in this Agreement, Buyer further acknowledges and agrees that Buyer is purchasing the Property subject to all applicable laws, rules, regulations, codes, ordinances and orders. By Buyer purchasing the Property, and upon the occurrence of the Close of Escrow, except for the Excepted Matters, Buyer waives any and all right or ability to make a claim of any kind or nature against any of the Releasees for any and all deficiencies or defects in the physical characteristics and condition of the Property and expressly agrees to acquire the Property with any and all of such deficiencies and defects and subject to all matters in Buyer’s actual knowledge with respect to the Property. Buyer further acknowledges and agrees that except for any covenants, representations and warranties of Seller expressly made by Seller in this Agreement and/or in any of the Seller’s Closing Documents, neither Seller nor any of Seller’s employees, agents, representatives or other Releasees have made any representations, warranties or agreements by or on behalf of Seller of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size of the Property, the size of the improvements thereon (including without limitation, any discrepancies in the actual rentable square footage of any leased premises within the improvements), the present use of the Property or the suitability of the Property for Buyer’s intended purposes, use or investment. Subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, Buyer hereby acknowledges, agrees and represents that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “AS IS”, “WHERE IS” AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder, nor shall the Purchase Price be reduced as a consequence thereof. Subject to the express covenants, representations and warranties of Seller set forth in this Agreement and/or in the Seller’s Closing Documents, the Seller Information shall be deemed furnished as a courtesy to Buyer but without any warranty of any kind from or on behalf of Seller. Buyer hereby represents and warrants to Seller that Buyer has performed, or prior to the Close of Escrow will perform, an independent inspection and investigation of the Property and also has investigated or will investigate and has or will have knowledge of operative or proposed governmental laws and regulations including without limitation, land use laws and regulations to which the Property may be subject. Buyer further represents that, except for any covenants, representations and warranties expressly made by Seller in this Agreement and/or in any of the Seller’s Closing Documents, it shall acquire the Property solely upon the basis of its independent inspection and investigation of the Property, including without limitation, its independent investigation and inspection as to (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Property lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone, (ii) the dimensions or lot size of the Property or the square footage of the improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Property or its use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Property for any particular purpose, (iv) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including, without limitation, Environmental Laws and the American with Disabilities Act), (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for Buyer’s intended use or further development of or improvements on the Property, (vii) the presence or absence of Hazardous Materials on, in, under, above or about the Property or any adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements, (ix) the condition of title to the Property, (x) the leases, contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property, (xi) intentionally deleted, (xii) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the property, (xiii) the manner or quality of the construction or materials, if any, incorporated into the Property, (xiv) the content, completeness or accuracy of the due diligence materials or the Title Commitment, (xv) the conformity of the improvements to any plans or specifications for the Property, including any plans and specifications that may have been or may be provided to Buyer, (xvi) the conformity of the Property to past, current or future applicable zoning or building requirements, (xvii) deficiency of any undershoring or drainage with respect to the Property, and (xviii) intentionally deleted. Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller, nor any other Seller Releasee, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer except as expressly provided in this Agreement and/or in the Seller’s Closing Documents. Buyer further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to the Seller or any member, partner, officer, employee, attorney, property manager, agent or broker of Seller. Buyer acknowledges that the Purchase Price has been fully negotiated by the parties hereto so as to reflect the “AS IS,” “WHERE IS” and WITH ALL FAULTS nature of the purchase and sale transaction described herein, and any faults, liabilities, defects or other adverse matters that may be associated with the Property. All of Buyer’s representations, warranties, acknowledgements, agreements, understandings and other statements contained in this Section 8.9 shall survive the Close of Escrow in perpetuity, shall not merge with the Deed or any other closing documents and shall be deemed incorporated into the Deed.
By initialing below, Buyer acknowledges that (a) this Section 8.9 has been read and fully understood, (b) Buyer has had the chance to ask questions of its counsel about its meaning and significance, and (c) Buyer has accepted and agreed to the terms set forth in this Section 8.9.
/s/ JSA                         /s/ DT
Buyer’s Initials                    Seller’s Initials

Except as otherwise provided in this Agreement, any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property. The provisions of this Section 8.9 shall survive the Close of Escrow and shall not be deemed merged into any instrument or conveyance delivered at the Close of Escrow.
8.10    Buyer’s Representations, Warranties and Covenants. In addition to Buyer’s other representations, warranties and covenants set forth elsewhere in this Agreement, Buyer hereby represents, warrants and covenants that:
8.10.1    Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer has full power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with the entering into of this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.
8.10.2    Due Execution. This Agreement and all other documents executed and delivered by Buyer pursuant to this Agreement shall constitute the legal, valid and binding obligations of Seller in accordance with the terms of each instrument. To the best of Buyer’s knowledge, this Agreement and all other instruments delivered by Buyer pursuant to this Agreement (a) do not conflict with or constitute a default under any indenture, agreement or other instrument to which Buyer is a party or by which Buyer, or any officers or directors of Buyer may be bound, and (b) are not threatened with invalidity or enforceability by any action, proceeding or investigation pending or threatened by or against Buyer, or any officer or director of Buyer.
8.10.3    OFAC. Buyer is not a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. Neither Buyer nor any Person who is affiliated with or owns an interest in Buyer (collectively, a “Buyer Party”) does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Buyer is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Buyer under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.
8.10.4    Buyer’s Funds. Buyer has taken, and shall continue to take until the Close of Escrow, such measures as are required by law to assure that all funds tendered by or on behalf of Buyer to the Seller pursuant to or in connection with this Agreement, whether on account of the Purchase Price or otherwise, are derived (i) from transactions that do not violate or contravene United States law in any way nor, to the extent such funds originate outside the United States, do not violate or contravene the laws of the jurisdiction in which they originated in any way, including without limitation anti-money laundering laws; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.
8.10.5    Patriot Act. Neither Buyer nor any Buyer Party, nor any Person having a beneficial interest in Buyer, nor any Person for whom Buyer is acting as agent or nominee, nor any Person providing funds to Buyer (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations, including without limitation the Patriot Act or Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations.
Buyer’s representations, warranties and covenants set forth above shall survive the Close of Escrow for the Survival Period.
8.11    Governmental Approvals. Except as may be expressly set forth in this Agreement, Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.
9.    Conditions to Close of Escrow.
9.1    Buyer’s Conditions. Buyer’s obligation to purchase the Property and to close Escrow is subject to and conditioned upon the satisfaction or Buyer’s written waiver of each of the following conditions at or before the Close of Escrow or such other timeframe as may be set forth below:
9.1.1    Provided that Buyer obtains the Survey (and such Survey meets ALTA standards) and delivers same to the Title Company, the Title Company shall have unconditionally committed to issue an ALTA extended coverage owner’s policy of title insurance (the “Owner Policy”) with a liability amount not less than the Purchase Price, naming Buyer, as the insured, showing fee simple title to the Property to be vested in Buyer, subject only to the Approved Title Conditions.
9.1.2    Seller’s timely delivery to Escrow Holder of the items described in Section 10.1 below.
9.1.3    Seller not being in material default in the performance of any of its obligations under this Agreement past any applicable notice and cure period; provided however, the Closing Date shall be extended in accordance with Section 14.3 below to allow the notice and cure period to fully run prior to the extended Closing Date.
9.1.4    All representations and warranties of Seller set forth in this Agreement, as they may be amended or deemed amended or modified with Buyer’s acceptance pursuant to the terms of this Agreement, shall be true and correct in all material respects as of the Close of Escrow.
9.1.5    Seller’s satisfaction of the Estoppel Requirement on or prior to the date that is three (3) business days prior to the Closing Date.
9.1.6    No tenant under any Lease covering 10,000 rentable square feet or more in the Improvements shall have (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they become due, (iii) filed any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceeding for the relief of debts in general, nor shall any such proceeding have been instituted by or against any tenant or any guarantor thereof.
9.1.7    Seller shall have obtained and delivered to Buyer executed estoppel certificates in the form attached hereto as Exhibit J (each, a “Declaration Estoppel”), dated within thirty (30) days of the Closing Date, with respect to that certain Declaration of Reciprocal Easements and Operation Agreement dated as of August 14, 1989 (as amended and assigned, the “Declaration”), provided, however, that Seller’s delivery of each Declaration Estoppel shall only be a condition precedent to Buyer’s obligation to purchase the Property and close Escrow pursuant to this Agreement in the event Seller (or its affiliates under common control) is in control of all parties required to execute the Declaration Estoppel. Seller agrees to use commercially reasonable efforts to obtain each Declaration Estoppel prior to Closing.
The terms of this Section 9.1 are solely for the benefit of Buyer, and Seller shall have no additional right or remedy hereunder as a result of the exercise by Buyer of any of its rights under this Section 9.1. If any of the foregoing conditions is not fulfilled on or before the scheduled Close of Escrow contemplated in Section 4.2 or such other timeframe as may be set forth above, Buyer, at its option, may either (i) elect to complete the transactions contemplated by this Agreement, (ii) delay the Close of Escrow one or more times for a period of up to thirty (30) days in the aggregate to allow the satisfaction of any unsatisfied condition or (iii) terminate this Agreement, whereupon Escrow Holder shall promptly return to Buyer the Deposit, along with any interest earned thereon, less the Review Consideration, and neither party shall have any further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement, except that if the failure of any such condition specified in this Section 9.1 is a breach or default by Seller, then Buyer shall have such rights and remedies as are provided in this Agreement upon the occurrence of such breach or default by Seller.
9.2    Seller’s Conditions. Seller’s obligation to sell the Property and to close the Escrow is subject to and conditioned upon the satisfaction or Seller’s written waiver of each of the following conditions at or before the Close of Escrow:
9.2.1    Buyer’s timely delivery into Escrow of all sums and documents required from Buyer to close Escrow, as set forth in Sections 2 and 3.3 above and Section 10 below.
9.2.2    Buyer’s timely delivery to Escrow Holder of the items described in Section 10.2 below.
9.2.3    Buyer not being in material default in the performance of any of its obligations under this Agreement past any applicable notice and cure period; provided however, the Closing Date shall be extended in accordance with Section 14.1 below to allow the notice and cure period to fully run prior to the extended Closing Date.
9.2.4    All representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Close of Escrow.
The terms of this Section 9.2 are solely for the benefit of Seller, and Buyer shall have no additional right or remedy hereunder as a result of the exercise by Seller of any of its rights under this Section 9.2.
10.    Deliveries to Escrow Holder.
10.1    Seller’s Deliveries. Seller shall deliver or cause to be delivered to Escrow Holder by 12:00 noon, Local Time, on or prior to the scheduled date of the Close of Escrow the following documents:
10.1.1    The Deed, duly executed and acknowledged by Seller, in the form of Exhibit B, and if reasonably requested by Buyer, an additional quitclaim deed in form and substance reasonably acceptable to Buyer using the legal description approved by Buyer and set forth in the Survey;
10.1.2    A counterpart assignment and assumption of leases and contracts in the form of Exhibit E pursuant to which Seller shall assign to Buyer Seller’s right, title and interest in the Leases and Assumed Service Contracts as of the Close of Escrow (“Assignment and Assumption of Leases and Contracts”);

10.1.3    A bill of sale, duly executed by Seller, in the form of Exhibit F (the “Bill of Sale”);
10.1.4    A counterpart general assignment, duly executed by Seller, in the form of Exhibit G (the “General Assignment”);
10.1.5    A certification duly executed by Seller under penalty of perjury in the form of Exhibit C stating that Seller is not a foreign corporation, a foreign partnership, a foreign trust, or a foreign estate, as those terms are defined in the Internal Revenue Code and the income tax regulations promulgated under the Internal Revenue Code, together with any required state form removing the obligation to withhold any portion of the proceeds;
10.1.6    A certificate signed by Seller indicating that the representations and warranties set forth in Section 8.1 are true and correct as of the Close of Escrow, or, if there have been changes, describing such changes; and
10.1.7    Written notice of sale, in form and substance reasonably acceptable to Buyer, executed by Seller or Seller’s asset manager and addressed to the tenants stating that Buyer has acquired the Property and instructing the tenants to pay all future amounts owed under the Leases to Buyer, which notice of sale shall be distributed by Seller to all tenants under Leases at the Property upon Closing;
10.1.8    Written notice of sale, in form and substance reasonably acceptable to Buyer, executed by Seller and addressed to counterparties under the Assumed Service Contracts stating that Buyer has acquired the Property and assumed Seller’s rights and obligations under the Service Contracts to the extent first arising from and after the Closing Date, which notice of sale shall be distributed by Seller to all counterparties under the Assumed Service Contracts upon Closing;
10.1.9    An affidavit required by the laws of the State of Georgia confirming that Seller is a resident of the State of Georgia, or if Seller is not a resident of the State of Georgia, an affidavit of Seller’s gain or loss with respect to the sale of the Property to Buyer;
10.1.10     With respect to all letters of credit which constitute security deposits, Seller will deliver originals of all such letters of credit to Buyer together with an assignment of all rights of Seller thereunder and any consents necessary to effectuate such assignment. If such assignments and consents are not delivered at Closing, Seller agrees to diligently pursue them after Closing, and Seller shall make demand under and take such other actions under the applicable letter(s) of credit as Buyer may reasonably direct and for the benefit of Buyer until the applicable letter(s) of credit is effectively transferred to Buyer. Seller’s obligations in the immediately prior sentence shall survive the Closing;
10.1.11     A Seller’s Affidavit Regarding Brokers as required by law, together with a final lien waiver executed by the Seller’s Broker;
10.1.12     All original estoppels and SNDAs in Seller’s possession;
10.1.13     An assignment of declarant’s rights with respect to the Declaration in the form attached hereto as Exhibit L;
10.1.14    All warranty transfer forms necessary to transfer any active warranties for the Property, including, but not limited to, any roof warranties; and

10.1.15     Pursuant to Section 21 below, a Permitted Assignee of Buyer may include a publicly registered real estate investment trust, and therefore Seller further agrees to make its books and records relating to the Property reasonably available for inspection and audit by Buyer or its agents (the covenants of Seller described by this sentence shall survive the Closing for the Survival Period). Buyer may also review and make copies of any of Seller's files, books and records relating to the Property. Buyer shall be responsible for any and all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no out of pocket cost to Seller) with Buyer’s auditor in the conduct of such audit. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the U.S. Securities and Exchange Commission (“SEC”) or other governmental authority. Seller shall maintain its records for use under this Section 10.1.14 for the Survival Period. This Section shall expressly survive Closing for the Survival Period.
10.1.16    An owner’s affidavit in the form attached hereto as Exhibit K for the Title Company as reasonably required for issuance of the Owner Policy, and such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.
10.2    Buyer’s Deliveries. By 12:00 noon, Local Time, on or prior to the scheduled date of the Close of Escrow, Buyer shall deliver or cause to be delivered to Escrow Holder:
10.2.1    A counterpart of the Assignment and Assumption of Leases and Contracts;
10.2.2    A counterpart of the General Assignment; and
10.2.3    Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.
The parties hereto shall jointly deposit any required transfer declarations or declarations of value and appropriate closing statements, all in form and to the extent reasonably requested by Escrow Holder. Seller shall also deliver to Buyer at Closing originals of the Leases, Assumed Service Contracts, warranties and permits, if any, in the possession of Seller or Seller’s agents, including, without limitation, any warranties covering the roof or any other part of the Improvements, and any correspondence with respect thereto, together with such non-proprietary leasing and property manuals, files and records which are material in connection with the continued operation, leasing and maintenance of the Property.
By 1:00 PM Local Time, Buyer shall deliver all sums that Buyer is required to deliver to Escrow Holder pursuant to Sections 2, 3.3, 11 and 12 in order to permit Escrow Holder to close Escrow by 3:00 PM Local Time on the date of the Close of Escrow.
Possession of the Property shall be delivered to Buyer upon Close of Escrow, subject to all tenants in possession under the Leases.
11.    Costs and Expenses. Transaction Taxes and Closing Costs.
11.1    Seller and Buyer shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

11.2    Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:
11.2.1    Any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property from Seller to Buyer;
11.2.2    The cost of causing roof and other warranties to be assigned/transferred to Buyer, including any inspection fee and warranty transfer fee; and
11.2.3    One-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company.
11.3    Buyer shall pay the fees of any counsel representing Buyer in connection with this transaction. Buyer shall also pay the following costs and expenses:
11.3.1    One-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;
11.3.2    The fee for the title examination and the Title Commitment and the premium for the Owner’s Policy of Title Insurance to be issued to Buyer by the Title Company at Closing, and all endorsements thereto;
11.3.3    Any prepayment penalty or yield maintenance costs relating to the payoff of the existing loan (the “Prepayment Penalty”) in an amount equal to $850,000.00 (the “Buyer’s Portion of Prepayment Penalty”), which Buyer’s Portion of the Prepayment Penalty and any Prepayment Overage paid by Buyer shall constitute a portion of the Purchase Price, subject to Section 11.4 below;

11.3.4    The fees for preparing and recording the Deed;
11.3.5    The cost of the Survey.
11.4    In the event that the Prepayment Penalty is in excess of $850,000, Seller shall pay such excess up to a maximum of $250,000, and if the Prepayment Penalty is in excess of $1,100,000, Seller may terminate this Agreement unless Buyer agrees to pay the portion of the Prepayment Penalty in excess of $1,100,000 (such excess being referred to herein as the “Prepayment Overage”), and Seller shall request from Seller’s lender and use reasonable efforts to provide to Buyer reasonable backup evidence of the calculation of the Prepayment Penalty, to the extent obtainable by Seller's lender; in the event of such termination, Buyer shall be entitled to the return of the Deposit.

11.5    All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same.
11.6    The provisions of this Section 11 shall survive the Closing.
12.    Prorations, Adjustments and Holdback.
12.1    Prorations and Adjustments. The following items shall be prorated and adjusted between Buyer and Seller at the Close of Escrow based upon the actual number of days in the calendar month in which the Close of Escrow occurs, the date of the Close of Escrow being an income and expense day for Buyer, all such obligations to survive Close of Escrow:
12.1.1    Real property taxes and assessments with respect to the Property shall be prorated and adjusted between Buyer and Seller at the Close of Escrow, based upon the most recent official real property tax information available from the County Assessor’s office where the Property is located or other assessing authorities, such that Seller shall be responsible for all taxes and assessments levied against the Property and applicable to the period through and including the day prior to the Close of Escrow, and Buyer shall be responsible for all taxes and assessments levied against the Property and applicable to the period from and after the date of Close of Escrow. Seller reserves the right to meet with governmental officials and to contest with Buyer any assessment or reassessment concerning or affecting Seller’s obligations with respect to real property taxes and assessments on the Property, and Buyer promptly shall deliver to Seller any refund with respect to such real property taxes and assessments applicable to any period prior to the Close of Escrow, subject to any reimbursement to tenants required under the Leases and less the costs incurred by Buyer in obtaining any such refund.
12.1.2    Monthly rents of tenants under the Leases, as and when collected. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid. Buyer shall cooperate with Seller after Close of Escrow to attempt to collect any rent under the Leases that has accrued as of the Close of Escrow. For a period of ninety (90) days after the Closing, Buyer shall bill tenants for all amounts due under their Leases accruing prior to the Closing (including, without limitation, base rent, percentage rent, additional rent, or other tenant charges for the year in which the Closing occurs) (collectively, “Delinquent Rents”) and shall use reasonable efforts to collect from tenants any base rent, percentage rent, additional rent, or other tenant charges owing with respect to the period prior to the Closing; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Leases (including, but not limited to, the termination of Leases or the recovery of possession of the leased premises) or to incur any expense over and above its own regular collection expenses or any other liability. After such ninety day period, Seller may commence legal proceedings against any tenant after the Closing with respect to any Delinquent Rents. All payments collected from tenants after Close of Escrow shall first be applied to any rent due to Buyer for the period after the end of the month in which Close of Escrow occurs, then to any costs incurred by Buyer in collecting Delinquent Rents, then to rent due in the month in which the Close of Escrow occurs, and finally, to any rent due to Seller for the period prior to Close of Escrow. In addition, Buyer shall be given a credit for the amount of any unapplied security deposits (including any interest required under any Leases or by law) placed by tenants pursuant to their Leases. Such credit shall be deemed a transfer by Seller to Buyer to the extent of the amount actually credited by Seller to Buyer at Closing, and acceptance by Buyer from Seller, of such security deposits to the extent of the amount actually credited by Seller to Buyer at Closing. At the Close of Escrow, at no cost to Seller, Seller will assign over any letters of credit held by Seller in connection with the Leases, provided, however, that should Seller be unable to effectuate the assignment of any such letter of credit by the Close of Escrow, Seller shall have a reasonable period of time not to exceed thirty (30) days after the Close of Escrow and until such letters of credit are transferred to Buyer, Seller agrees to take all actions required by Section 10.1.10 of this Agreement. Buyer shall indemnify, defend and hold harmless Seller and Seller’s agents and representatives with respect to any and all claims made with respect to tenant security deposits to the extent such security deposit was actually credited by Seller to Buyer at Closing, in accordance with the preceding sentence.
12.1.3    Until the Final Adjustment Date (as defined below), when the adjustment described in Section 12.1.5 is made, all amounts received by Seller as interim payments of charges to tenants for maintenance and operating costs, real estate taxes, insurance and similar amounts (collectively, “Tenant Expense Charges”) before the Close of Escrow shall be retained by Seller, except that all interim payments of Tenant Expense Charges received by either party for the month in which the Close of Escrow occurs shall be prorated as between Seller and Buyer based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Close of Escrow) or credit (if received before the Close of Escrow) the other party its proportionate share. All amounts received by Buyer from tenants as interim payments of Tenant Expense Charges on or after the Close of Escrow shall be retained by Buyer until the year-end adjustment and determination of Seller’s allocable share thereof as of the Final Adjustment Date. No later than the Final Adjustment Date, Seller’s allocable share of actual Tenant Expense Charges for Leases in effect and pursuant to which tenants are required to pay Tenant Expense Charges as of the Close of Escrow shall be determined by multiplying the total payments due from each tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Close of Escrow (within that portion of the fiscal year prior to the Close of Escrow in which the applicable Lease is in effect and the tenant thereunder is required to pay Tenant Expense Charges), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect and the tenant thereunder is required to pay Tenant Expense Charges). Seller shall not be entitled to Tenant Expense Charges under Leases with respect to which tenants are not required to pay Tenant Expense Charges prior to the Close of Escrow. If, on the basis of amounts actually incurred and the estimated payments received by Seller, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Buyer of the excess owed Buyer, such excess to Buyer. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share (the “Seller Shortfall”), Buyer shall use reasonable efforts for a period of ninety (90) days after the Final Adjustment Date to collect the Seller Shortfall from the tenants of the Property and, to the extent collected by Buyer, Buyer shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, to Seller. Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall. After such ninety day period, Seller may commence legal proceedings against any tenant at the Property after Closing with respect to any Seller Shortfall.
12.1.4    At Closing, percentage rents (if any) shall be separately apportioned based on the percentage rents actually collected by Seller. Such apportionment shall be made separately for each tenant who is obligated to pay percentage rent on the basis of the fiscal year set forth in the tenant’s Lease for the determination and payment of percentage rent. Any percentage rent received from a tenant after the Close of Escrow shall be applied as follows: (a) Buyer shall be entitled to a pro-rata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Buyer owned the Property and (b) Seller shall be entitled to a pro-rata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Property.
12.1.5    No later than May 30 in the calendar year following the year in which Close of Escrow occurs (the “Final Adjustment Date”), Seller and Buyer shall make a final adjustment in accordance with the provisions of this Section 12.1.5 of Tenant Expense Charges and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for any other reason. Except to the extent otherwise provided in Section 12.1.3, any net adjustment in favor of Buyer or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.
12.1.6    Seller and Buyer shall endeavor to have all meters for utilities servicing the Property and not billed directly to any tenant or other third party, including (without limitation) water, sewer, gas and electricity, read for the period to and including the day of the Close of Escrow. To the extent this is unavailable, Seller shall credit Buyer based on the average utility expense of the previous three (3) months prior to closing.
12.1.7    Buyer shall update Schedule 8.1.4-B as of Closing, and Seller shall provide a credit to Buyer at the Close of Escrow for all Unpaid Lease Obligations then outstanding, other than Unpaid Lease Obligations relating to Leases signed after the Effective Date and approved by Buyer pursuant to Section 7.3 hereof.
12.1.8    All other items customarily prorated and/or adjusted at closing in the locality in which the Property is situated, except that Seller’s insurance policies with respect to the Property shall not apply to protect Buyer from and after the Close of Escrow, and Buyer shall procure its own insurance from and after the Close of Escrow.
12.2    Errors. If any errors or omissions are made regarding adjustments and prorations as set forth above, the parties shall make the appropriate corrections promptly upon discovery, provided that the error or omission is discovered on or before the Final Adjustment Date. Any error or omission not discovered within that period shall not be subject to adjustment. The amount necessary to correct any adjustment or proration that is to be corrected under the foregoing shall be paid in cash to the party entitled to the amount in question. The parties’ obligations under this Section 12.2 shall survive the Close of Escrow.
13.    Disbursements and Other Actions by Escrow Holder.
Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:
13.1    Cause the Deed and any other documents that the parties to this Agreement may mutually direct, to be recorded in the Official Records of the County.
13.2    Disburse all funds deposited with Escrow Holder by Buyer as follows:
13.2.1    Deduct all amounts, if any, chargeable to the account of Buyer under the terms of this Agreement, and pay those amounts to the parties entitled to them.
13.2.2    Pay to the parties entitled to all amounts chargeable to the account of Seller under the terms of this Agreement, including the commission described in Section 16 below.
13.2.3    Pay the remaining balance of the Purchase Price as directed by Seller.
13.2.4    When all of the foregoing disbursements have been made, refund any remaining balance to Buyer.
13.3    Direct the Title Company to issue the Title Policy and deliver an original to Buyer.
13.4    Deliver to both Buyer and Seller a closing statement showing the distribution, application, receipt and earnings of all funds of such party processed through Escrow.
13.5    Deliver to Buyer the Bill of Sale.
13.6    Deliver to both Buyer and Seller a counterpart of the Assignment and Assumption of Leases and Contracts and the General Assignment (in each case executed by the other party).
14.    Default; Termination Absent Default.
14.1    Buyer’s Default. In the event of a Buyer breach or default under this Agreement which remains uncured after notice from Seller for a period of three (3) business days (except with respect to Buyer’s failure to close the transaction contemplated by this Agreement on the Closing Date, in which case there shall be no cure period; provided, however, if Buyer wires the funds to Escrow Agent by the Closing Date, but the Escrow Agent cannot wire the funds to Seller’s lender by such lender’s wire cutoff time, then the Closing Date shall be extended to the following business day and all prorations shall be re-prorated for such following business day), during which the Closing Date shall be extended as necessary to permit the running of the full three (3) business day cure period, Seller, as its sole and exclusive remedy for such default at law, in equity and under this Agreement, may elect to terminate this Agreement by giving written notice of such election to Buyer and Escrow Holder, whereupon:
14.1.1    This Agreement and the rights and obligations of Buyer and Seller hereunder shall terminate, except as and to the extent specifically provided otherwise in this Agreement, and Seller shall be entitled to retain the Deposit as liquidated damages in accordance with Section 22 of this Agreement;

14.1.2    Escrow Holder is instructed to promptly return to Buyer and Seller all other documents and other items deposited by them, respectively, into Escrow that are then held by Escrow Holder;
14.1.3    Buyer shall promptly deliver to Seller or destroy all Seller Information provided to Buyer by Seller, with such delivery or destruction obligation to survive the termination of this Agreement; and
14.1.4    Buyer shall be solely responsible for the payment of any cancellation charges payable by or to Escrow Holder and the Title Company (“Cancellation Charges”).
14.2    Buyer’s Remedies for Seller’s Breach of Representations and Warranties.
14.2.1    Pre-Closing Remedies. If following the Effective Date and prior to the Close of Escrow, (A) Buyer first obtains actual knowledge (whether through its own efforts, by notice from Seller or otherwise) that any of the representations or warranties made herein by Seller were untrue, inaccurate or incorrect in a material respect when made and shall give Seller notice thereof prior to the Close of Escrow, or (B) Seller shall notify Buyer that a representation or warranty made herein by Seller was untrue, inaccurate or incorrect in a material respect when made, then Seller may, in its sole discretion, elect by notice to Buyer to adjourn the Close of Escrow one or more times for up to fifteen (15) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty by giving at least five (5) business days’ prior written notice (if possible). If Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are or would be, in the aggregate, less than $250,000.00 (which aggregate amount shall take into account the repetitive nature of any damages suffered by Buyer as a result of such breach), (the “Threshold”), and such misrepresentations or breaches of warranty are not cured or corrected by Seller at or before the Close of Escrow (whether or not the Close of Escrow is adjourned as provided above), Buyer shall nevertheless be deemed to, and shall, waive such misrepresentations or breaches of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, provided, however, that in the event Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are or would be, in the aggregate, greater than $25,000 (the “Credit Threshold”) (which aggregate amount shall take into account the repetitive nature of any damages suffered by Buyer as a result of such breach, but in no event shall exceed $225,000), and such misrepresentations or breaches of warranty are not cured or corrected by Seller at or before the Close of Escrow, Buyer shall receive a credit against the Base Purchase Price in the amount equal to the damages suffered by Buyer in excess of the Credit Threshold. If Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect when made are or would be, in the aggregate, equal to or greater than the Threshold, and such misrepresentations or breaches of warranty are not cured or corrected by Seller at or before the Close of Escrow (whether or not the Close of Escrow is adjourned as provided above), then Buyer, as its sole remedy for any and all such untrue, inaccurate or incorrect representations or warranties, shall elect either (x) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by notice given to Seller at or before the Close of Escrow, in which event this Agreement shall be terminated, Buyer shall promptly return to Seller or destroy all Seller Information provided to Buyer, with such delivery or destruction obligation to survive the termination of this Agreement, the Deposit (less the Review Consideration) shall be returned to Buyer, together with any interest earned on it while held by Escrow Holder, Seller shall reimburse Buyer for all of Buyer’s actual out of pocket costs and expenses incurred in connection with the transaction (and any financing thereof) contemplated by this Agreement in the aggregate amount of up to One Hundred Thousand and No/100 Dollars ($100,000.00), and neither party shall have any further rights, obligations or liabilities hereunder except for the obligations of Buyer and Seller that survive the termination of this Agreement.
14.2.2    Post-Closing Remedies. Notwithstanding anything contained in this Agreement to the contrary, in the event the Close of Escrow occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer incurs or may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect when made if (1) Buyer had actual knowledge or is “deemed to have known” at the time of the Close of Escrow that such representation or warranty was untrue, inaccurate or incorrect when made and Buyer nevertheless consummates the purchase of the Property hereunder, or (2) Buyer’s damages as a result of such representations or warranties being so untrue, inaccurate or incorrect are, in the aggregate (which aggregate amount shall take into account the repetitive nature of any damages suffered by Buyer as a result of such breach), less than the Threshold. Buyer shall be “deemed to have known” at the time of the Close of Escrow that a representation or warranty was untrue, inaccurate or incorrect when made if any Seller Information listed on Exhibit D attached hereto and posted to the Data Site on the Effective Date, the Title Commitment and the recorded documents identified therein, or any estoppel certificates delivered to Buyer pursuant to Section 7.7, or any other information or materials obtained by Buyer prior to the Close of Escrow contains any information which contradicts such representation or warranty by Seller, or if Seller shall notify Buyer in writing prior to the Close of Escrow that such representation or warranty was untrue, inaccurate, or incorrect when made. Seller’s representations and warranties contained in Section 8.1, as reaffirmed and restated by Seller at Closing, shall survive the Close of Escrow for the Survival Period, unless Buyer asserts a breach of any such representation or warranty in a written notice delivered to Seller prior to the expiration of the Survival Period, in which case such applicable representation or warranty shall survive until Buyer’s claims set forth in such written notice have been resolved. For purposes of this Agreement, references to “Buyer’s knowledge,” “the knowledge of Buyer,” or words of similar import shall be deemed to refer solely to the actual and not constructive knowledge of Buyer’s Knowledge Party.
14.2.3    Cap on Damages for Breach of Seller Representation or Warranty. Notwithstanding any other provision of this Agreement, and without in any way diminishing any other provision of this Agreement that would limit Seller’s representations and warranties set forth herein or Seller’s liability if one or more of Seller’s representations set forth herein should be untrue and/or if one or more of Seller’s warranties should be breached, in no event shall Seller’s liability for such untrue representation or breached warranty exceed 2% of the Purchase Price (the “Maximum Recovery”).
14.2.4    Limits Supported by Separate Value. Buyer and Seller hereby acknowledge and agree that the limitations on Buyer’s ability to recover, and of Seller’s liability for, damages arising out of breaches of Seller’s representations and warranties set forth in this Agreement have been separately negotiated by the parties. Accordingly, Buyer hereby covenants and agrees that Buyer shall be estopped from asserting any liability for untrue representations by Seller or breaches by Seller of warranties set forth in this Agreement (1) if Buyer had actual knowledge or is “deemed to have known” (in accordance with Section 14.2.2 above) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Close of Escrow and Buyer nevertheless consummates the purchase of the Property hereunder, or (2) if Close of Escrow should occur and Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are, in the aggregate (which aggregate amount shall take into account the repetitive nature of any damages suffered by Buyer as a result of such breach), less than the Threshold. Buyer’s acknowledgement, covenant and estoppel set forth in this Section 14.2.4 shall survive the Close of Escrow in perpetuity.
14.3    Seller’s Pre-Closing Default. In the event of a Seller breach or default under this Agreement (a “Seller Breach”) which remains uncured after notice from Buyer for a period of ten (10) days (except with respect to Seller’s failure to close the transaction contemplated by this Agreement on the Closing Date, in which case there shall be no cure period), during which the Closing Date shall be extended as necessary to permit the running of the full ten (10) day cure period, Buyer may elect by written notice given to Seller and Escrow Holder to either:
14.3.1    Terminate this Agreement, whereupon the rights and obligations of Buyer and Seller shall terminate, except as and to the extent specifically provided otherwise in this Agreement, and (1) Seller shall promptly reimburse Buyer for all actual out of pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement in the aggregate amount of up to One Hundred Thousand and No/100 Dollars ($100,000.00), (2) Escrow Holder shall promptly deliver the Deposit

(less the Review Consideration) to Buyer, together with any interest earned on it while held by Escrow Holder, and in addition Escrow Holder is instructed to return to Buyer and Seller all other documents and other items deposited by them, respectively, into Escrow that are then held by Escrow Holder, and (3) Seller shall be solely responsible for the payment of any Cancellation Charges; or
14.3.2    Buyer may enforce specific performance of this Agreement against Seller, provided that Buyer shall only have the right to file an action for specific performance and file a lis pendens only if (i) all conditions precedent for Seller’s benefit have been fulfilled in all material respects or waived in writing (provided, however, that Buyer’s proof of funds from a bank with a United States office (which proof of funds may include, to the extent applicable, reasonable confirmation from any lender that any required funds from such lender shall be wire transferred into Escrow upon Seller’s delivery of the items described in Sections 10 and 11 shall be deemed to satisfy the requirement for funding as a condition precedent to Closing); (ii) Buyer is not in material breach of any of its material obligations under this Agreement, which is continuing beyond three (3) business days following Buyer’s receipt of written notice thereof from Seller, and (iii) any action for specific performance shall be filed within forty-five (45) days after the date otherwise scheduled for Close of Escrow. With respect to subitem (i) of this Section 14.3.2, Buyer (a) in no event shall be required to deposit an amount equal to the Purchase Price in order to satisfy such condition, but shall be obligated to demonstrate the availability of such funds promptly within one (1) business day of the date on which Close of Escrow was scheduled to occur; and (b) if deposited with Escrow Holder such Purchase Price shall be released back to Buyer immediately upon Buyer’s request for same to Escrow Holder. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 14.3.2, BUYER WAIVES ALL OTHER RIGHTS TO FILE ANY ACTION FOR SPECIFIC PERFORMANCE OR TO FILE A LIS PENDENS. Notwithstanding anything to the contrary hereinabove provided, in the event Buyer elects to pursue an action for specific performance in compliance with the foregoing and if such action is unsuccessful (not as a result of a Buyer default of its obligations under this Agreement or a failure of conditions precedent that do not constitute a Seller default) or subsequently is withdrawn by Buyer, then this Agreement shall terminate and the terms set forth in Section 14.3.1 above shall be applicable. Failure to file an action for specific performance within the time period permitted pursuant to this Section 14.3.2 shall be deemed an election for Section 14.3.1.
14.3.3    Notwithstanding anything to the contrary contained herein, in the event specific performance with respect to Seller’s obligation to convey the Property pursuant to and in accordance with this Agreement is not an available remedy as a result of Seller’s conveyance of the Property (or any portion thereof) to another person or entity, then Buyer may pursue the right to seek to recover any and all damages, provided Buyer’s damages shall be limited to any amounts received by Seller in excess of the Base Purchase Price and all enforcement costs per Section 24.
The terms of this Section 14.3 shall survive the termination of this Agreement.
14.4    Termination Without Default. In the event any condition set forth in Section 9 is not waived and is not timely satisfied for a reason other than the default of Buyer or Seller under this Agreement, or if this Agreement is terminated by either party under any provision of this Agreement giving that party the right to do so (other than as a result of the breach or default by the other party to this Agreement), then upon written notice by the party benefited by the unsatisfied condition to the other party and to Escrow Holder:
14.4.1    This Agreement, the Escrow and the rights and obligations of Buyer and Seller under this Agreement shall terminate except as and to the extent otherwise expressly provided in this Agreement;
14.4.2    Any and all Cancellation Charges shall be divided equally between Buyer and Seller;
14.4.3    Escrow Holder shall promptly return to Buyer the Deposit (along with any interest earned on those funds while held by Escrow Holder) less the Review Consideration and any and all Cancellation Charges;

14.4.4    Buyer shall promptly deliver to Seller or destroy all Seller Information provided to Buyer by Seller, with such delivery or destruction obligation to survive the termination of this Agreement; and
14.4.5    Escrow Holder shall promptly return to Seller and Buyer, respectively, all documents deposited by each that are then held by Escrow Holder.
14.5    Other Remedies. Nothing in this Section 14 shall limit Buyer’s and Seller’s respective rights and remedies against the other with respect to the parties’ respective obligations to indemnify and hold the other party harmless pursuant to any provisions contained in this Agreement or to pay enforcement costs, or with respect to any other obligations surviving the termination or the Close of Escrow under the express terms of this Agreement.
15.    Damage or Condemnation Prior to Closing. Seller shall promptly notify Buyer of any damage to the Property that has occurred, and of any condemnation proceedings that are commenced against the Property, after the execution of this Agreement and prior to the Close of Escrow, of which Seller has actual knowledge. If such damage occurs or any such condemnation proceeding is commenced and is Material, as hereinafter defined, then Buyer may terminate this Agreement. If Buyer does not terminate this Agreement, then this Agreement shall continue in effect, without delay or abatement of the Purchase Price, in which event Seller shall pay over or assign and transfer to Buyer at the Close of Escrow all of Seller’s rights with respect to any insurance and/or condemnation proceeds that Seller may have received or be entitled to receive in connection therewith, and, in the case of a casualty, Buyer shall receive a credit at Closing in an amount equal to the deductible under any insurance policy maintained by Seller which covers any such casualty or loss of rent.
15.1    In the event of termination of this Agreement by Buyer pursuant to the above, the Deposit and all other funds deposited into Escrow by Buyer (together with interest on the Deposit during the period that it is held, but only while it was held, in the Escrow) shall be returned to Buyer (less the Review Consideration), Buyer shall promptly deliver to Seller or destroy the Seller Information provided by Seller to Buyer, with such delivery or destruction obligation to survive the termination of this Agreement, and thereafter neither party shall have any further rights or obligations under this Agreement, except for any indemnification given by either party to the other, and Buyer’s obligations to restore the Property as required by Section 5.2 (solely to the extent such damage arises as a result of Buyer’s or Buyer’s Representatives’ activities or inspections with respect to the Property), Buyer’s and Seller’s obligations under Sections 16, 24 and 25, and each parties’ obligation to bear one-half of any Cancellation Charges).
15.2    For purposes of this Section 15, with respect to a taking by eminent domain, the term “Material” shall mean (i) any taking which materially impairs access to the Property, (ii) the taking of all or any portion of the Improvements, (iii) a taking which reduces the number of parking spaces located on the Property below the number required to comply with requirements of applicable law, the terms of any Approved Title Conditions, or the terms of any Lease, (iv) a taking which gives any tenant the right to terminate its Lease or permanently abate or reduce its rent (unless such right is waived in writing by such tenant), or (v) the taking of any portion of the Property having a reasonably estimated value or having a cost of repair or replacement of an amount equal to One Million and No/100 Dollars ($1,000,000.00) or more. With respect to a casualty, the term “Material” shall mean any casualty such that (i) the cost of repairs is reasonably expected to be One Million and No/100 Dollars ($1,000,000.00) or more, or (ii) gives any tenant the right to terminate its Lease or permanently abate or reduce its rent (unless such right is waived in writing by such tenant), or (iii) is a casualty which results in the Seller’s insurance company either not recognizing Buyer as an assignee of Seller’s interest in such insurance policies or not confirming that the casualty is fully insured (other than for the deductible) and Seller not agreeing to credit Buyer at Closing for any such uninsured or underinsured amount.
16.    Brokers. Seller is represented by Seller’s Broker in connection with the transaction contemplated in this Agreement. Except for commissions payable to Seller’s Broker to be paid pursuant to separate agreements, Buyer and Seller each warrant to the other that no fees or commissions are due or owing to any finders or brokers as a result of the respective activities of it in connection with this transaction. In the event of any other claim for brokers’ or finders’ fees or commissions in connection with negotiations between the parties relating to the Property, the negotiation, execution or consummation of this Agreement or the purchase and sale of the Property, then Buyer indemnifies Seller, and shall hold harmless and defend Seller, from and against any claim from any broker or finder representing or engaged by Buyer or any claim based upon the alleged statement, representation or agreement by Buyer relating to broker’s or finders’ fees or commissions. Seller shall indemnify, hold harmless and defend Buyer from and against any claim from any broker or finder representing or engaged by Seller for this transaction or any claim based upon the alleged statement, representation or agreement by Seller relating to broker’s or finders’ fees or commissions. The foregoing indemnities shall survive the Close of Escrow or the termination of this Agreement for any reason.
17.    Notices. All notices and demands given under the terms of Agreement shall be in writing and may be effected by personal delivery, including by any commercial courier or overnight delivery service, by United States registered or certified mail, return receipt requested, with all postage and fees fully prepaid, or by e-mail with confirmation of delivery receipt. Notices shall be effective upon receipt by the party being given notice, as indicated by the return receipt if mailed or confirmation of delivery if emailed provided email notices given after 6:00 p.m. Local Time on a business day shall be deemed given on the next business day; except that if a party has relocated without providing the other party with its new address for service of notices, or if a party refuses delivery of a notice upon its tender, the notice shall be effective upon the attempt to serve the notice at the last address given for service of notices upon that party. Alternatively, notices may be served by facsimile transmission, in which case service shall be deemed effective only upon receipt by the party serving the notice of telephonic or return facsimile transmission confirmation that the party to whom the notice is directed has received a complete and legible copy of the notice, and provided facsimile notices given after 6:00 p.m. Local Time on a business day shall be deemed given on the next business day. Notices shall be addressed as provided in the Basic Provisions. Any address for service of notice on either party may be changed by that party serving a notice upon the other of the new address, except that any change of address to a post office box shall not be effective unless a street address is also specified for use in effectuating personal service.
18.    Required Actions of Buyer and Seller. Buyer and Seller shall execute all instruments and documents and take all other actions that may be reasonably required in order to consummate the purchase and sale contemplated in this Agreement. Without limiting the generality of the foregoing, in the event that Seller elects to dispose of the Property in the form of a tax-deferred exchange, rather than a sale (which election may be made in Seller’s sole and absolute discretion), Buyer shall cooperate with Seller in arranging or structuring a tax-deferred exchange of the Property complying with the requirements of Code Section 1031. Buyer shall execute additional escrow instructions, documents, agreements, or instruments in forms required by Seller to allow Seller to effect the exchange in full compliance with the requirements of Code Section 1031 and the regulations thereunder, so long as such exchange can be accomplished at, and such documents and other items present, no additional cost or risk to Buyer and so long as the same causes no delay in the Close of Escrow. In addition, without limiting the generality of the foregoing, in the event that Buyer elects to acquire the Property as part of a tax-deferred exchange, rather than a purchase (which election may be made in Buyer’s sole and absolute discretion), Seller shall cooperate with Buyer in arranging or structuring a tax-deferred exchange of the Property complying with the requirements of Code Section 1031 and to execute additional escrow instructions, documents, agreements, or instruments in forms required by Buyer to allow Buyer to effect the exchange in full compliance with the requirements of said Code Section 1031 and the regulations thereunder, so long as such exchange can be accomplished at, and such documents and other items present, no additional cost or risk to Seller and so long as the same causes no delay in the Close of Escrow.
19.    Partial Invalidity. If any term or provision of this Agreement, or its application to any person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of the term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
20.    Waiver. No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver. No delay in enforcement of any provision or right contained in this Agreement by either of Buyer or Seller shall constitute a waiver of such provision or right. No waiver of any breach of any covenant or provision shall be deemed a waiver of any preceding or succeeding breach of that or any other covenant or provision. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
21.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of Buyer and Seller. Except as otherwise provided in this Section 21, this Agreement may not be assigned by Buyer without the prior written consent of Seller, and any such assignment or attempted assignment by Buyer shall constitute a default by Buyer hereunder and shall be null and void. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to an entity affiliated with Buyer or an entity in which Buyer acts as an investment advisor or investment manager (collectively, a “Permitted Transferee”), provided that (a) Buyer gives written notice of such assignment to both Seller and Escrow Holder not later than two (2) business days prior to the scheduled Close of Escrow, and (b) pending Closing, such assignment shall not relieve Buyer of any covenant, representation, obligation or liability hereunder, and Buyer shall continue to be obligated for its assignee’s performance hereunder; provided that once Closing occurs, the assigning party (but not the assignee) shall be relieved of all of its obligations arising under this Agreement.
22.    Liquidated Damages. SELLER AND BUYER HAVE CONSIDERED AND DISCUSSED THE POSSIBLE CONSEQUENCES TO SELLER IN THE EVENT THAT THE ESCROW FAILS TO CLOSE. SELLER AND BUYER HAVE DETERMINED AND AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES TO SELLER OCCURRING IN THE EVENT OF BUYER’S DEFAULT UNDER THIS AGREEMENT UNDER SECTION 14.1 HEREOF. HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF BUYER’S NONPERFORMANCE OF BUYER’S OBLIGATIONS UNDER THIS AGREEMENT, THE PARTIES AGREE THAT A REASONABLE ESTIMATE OF THE DAMAGES IS AN AMOUNT EQUAL TO THE DEPOSIT, PLUS ANY INTEREST EARNED ON THE DEPOSIT DELIVERED BY BUYER TO ESCROW HOLDER HEREUNDER, AND IN THE EVENT OF BUYER’S DEFAULT UNDER SECTION 14.1 OF THIS AGREEMENT, BUYER AND SELLER AGREE THAT AS SELLER’S SOLE AND EXCLUSIVE RIGHT OR REMEDY, SELLER SHALL BE ENTITLED AT ITS ELECTION TO RECEIVE AND RETAIN AS FULLY AGREED LIQUIDATED DAMAGES THE SUM OF (A) THE ENTIRE DEPOSIT, PLUS (B) INTEREST EARNED THEREON. THE FOREGOING SHALL NOT, HOWEVER, LIQUIDATE OR LIMIT BUYER’S OBLIGATIONS OR SELLER’S RIGHTS AGAINST BUYER ARISING IN CONNECTION WITH BUYER’S OBLIGATIONS UNDER SECTION 5.2 OR SECTIONS 24 OR 25, OR ANY INDEMNITY PROVIDED BY BUYER PURSUANT TO THIS AGREEMENT.
/s/ JSA                     /s/ DT
Buyer’s Initials                    Seller’s Initials

As material consideration to each party’s agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made, each party hereby expressly acknowledging the reasonableness of the liquidated damages provisions stated above.
23.    Waiver of Right to Trial by Jury. SELLER AND BUYER HEREBY EXPRESSLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH OR RELATED TO, OR INCIDENTAL TO, THE

DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.
24.    Attorneys’ Fees. If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Agreement or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party. The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.
25.    Property Information and Confidentiality.
25.1    Confidentiality. Buyer agrees that, prior to the Close of Escrow, all Property Information (as defined below) shall be kept strictly confidential (using the same degree of care that Buyer uses to prevent disclosure of its own confidential information) and shall not, without the prior consent of Seller, be disclosed by Buyer or Buyer’s Representatives, in any manner whatsoever, in whole or in part, and will not be used by Buyer or Buyer’s Representatives, directly or indirectly, for any purpose other than evaluating the Property, except for disclosure to governmental authorities required by law or in connection with evaluating the purchase and prospective use and/or development of the Property. Moreover, Buyer agrees that, prior to the Close of Escrow, the Property Information will be transmitted only to Buyer’s Representatives and such governmental authorities as required by law or who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Buyer of the confidential nature of the Property Information. The provisions of this Section 25.1 shall in no event apply to Property Information which is a matter of public record and shall not prevent Buyer from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent Buyer from pursuing its rights under this Agreement in a legal or quasi-legal proceeding. It is understood and agreed that the foregoing shall not preclude Buyer from discussing the substance or any relevant details of the transaction contemplated in this Agreement, or preclude Buyer from sharing information relating to the Property, on a confidential basis, with Buyer’s members, shareholders, directors, officers, employees engineers, direct or indirect owners, affiliates, attorneys, accountants, professional consultants, advisors, rating agencies, potential co-investors, or potential lenders.
25.2    Publicity. Buyer and Seller, for the benefit of each other, hereby agree that between the date hereof and the Close of Escrow, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of Section 25.1, with any of its attorneys, accountants, professional consultants or advisors, rating agencies, or potential lenders or co-investors, as the case may be, or prevent either party hereto from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or prevent either party from pursuing its rights under this

Agreement in a judicial or arbitration proceeding. After Close of Escrow, neither party shall publicly disseminate the terms and conditions of this Agreement to the extent the same are not a matter of public record, and except as may be necessary to comply with applicable laws, including without limitation governmental regulatory, disclosure, tax, or reporting requirements, or to pursue its rights under this Agreement in a legal or quasi-legal proceeding, provided that each party may disclose the Closing of the transaction without disclosing the Purchase Price or the other party to this Agreement.
25.3    Intentionally deleted.
25.4    Delivery of Property Information. In the event this Agreement is terminated, Buyer and Buyer’s Representatives shall promptly deliver to Seller or destroy all originals and copies of the Seller Information, subject to any of Buyer’s internal record retention policies.
25.5    Property Information. As used in this Agreement, the term “Property Information” shall mean (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, the leases and contracts) furnished to Buyer or Buyer’s Representatives, by Seller or any of Seller’s affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer’s Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Buyer’s investigations, or otherwise reflecting their review or investigation of the Property.
25.6    Equitable Relief. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance against Buyer or Buyer’s Representatives in order to enforce the provisions of this Section 25 and Section 6.3. In addition to any other remedies available to Buyer, Buyer shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance against Seller or in order to enforce the provisions of this Section 25.
25.7    Survival. The provisions of this Section 25 shall survive the Close of Escrow or the termination of this Agreement for any reason for a period of two (2) years.
26.    Entire Agreement; Amendment. This Agreement (including all exhibits attached) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter addressed in this Agreement and supersedes all prior understandings with respect to that subject matter. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligation under this Agreement be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing. The parties do not intend to confer any benefit under this Agreement on any person, firm or corporation other than Buyer and Seller.
27.    Time of Essence. Seller and Buyer acknowledge and agree that time is strictly of the essence with respect to each and every term condition, obligation and provision of this Agreement.
28.    Construction of Agreement. The parties hereby agree that the language of this Agreement shall not be construed against any party, and neither party shall be deemed or determined to be the drafting party of this Agreement for purposes of any generally applicable rule of construction to the effect that ambiguous provisions are to be construed in the manner less or least favorable to the drafting party, but rather in accordance with its fair meaning. Headings at the beginning of each paragraph and subparagraph (if any) are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared it. Unless otherwise indicated, all references to paragraphs and subparagraphs are to paragraphs and subparagraphs in this Agreement. All exhibits referred to in this

Agreement are attached and incorporated into this Agreement by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the actions shall be taken on the next succeeding business day.
29.    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State where the Property is located. Each party agrees to submit to the jurisdiction of the courts of the County, as necessary to effectuate the terms of this Agreement, and that proper venue in any matter so litigated shall be in the County.
30.    Effect of Delivery; Expiration. This Agreement shall not be binding or enforceable unless and until it is executed and delivered by both parties.
31.    Counterparts. This Agreement may be executed in counterparts each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

[No further text; signatures appear on the following page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
Seller:

4101 Roswell Road (Marietta), LLC
a Delaware limited liability company

By: /s/ David Thompson
Name: David Thompson
Its: Vice President and Chief Financial Officer

Buyer:

RREEF AMERICA, L.L.C., a Delaware limited liability company

By: /s/ Jeff Anderson
Name: Jeff Anderson
Its: Vice President

By: /s/ Peter Heigl
Name: Peter Heigl
Its: Vice President

The undersigned accepts its appointment as Escrow Holder in accordance with the foregoing terms and conditions and confirms that it has opened an escrow upon those terms and conditions:
Escrow Holder:

First American Title Insurance Company

By:
Its:

JOINDER

By execution hereof, the undersigned hereby joins the Agreement to which this page is attached for the purpose of agreeing to be jointly and severally liable (together with Seller), if Close of Escrow occurs, the payment by Seller to Buyer of amounts owing by Seller under Sections 7.10, 8, 12, 14.2.2 (subject to Section 14.2.3), 14.3.3, 16, 24, and 25. Such liability, if any, of the undersigned pursuant to the preceding sentence shall be subject to and limited by all of the terms and conditions set forth in the annexed Agreement applicable to Seller’s liability in connection therewith, including, without limitation and to the extent applicable, the Maximum Recovery and the Survival Period. In addition, in no event shall the undersigned have any liability for any occurrence or liability preceding the undersigned’s acquiring an interest in Seller and the Property which, for the avoidance of doubt, occurred on December 30, 2016. The provisions of this Joinder shall survive the Closing for the duration of the Survival Period (and in the event of a claim under Sections 12, 16, 24 and 25 for such longer period as necessary to reach full resolution of such claims), unless Buyer shall have asserted a claim hereunder in a written notice delivered to Seller prior to the expiration of the Survival Period and initiated litigation to enforce such claim within forty-five days after Buyer’s notice to Seller (as such period may be extended with Seller’s written consent), in which case this Joinder shall survive until the final resolution of such claim, but only with respect to such claim.

CIM Urban Income Investments, L.P.
By _________________, its general partner
                                                                            By:________________________
                                                                            Name:_____________________
                                                                            Title:_______________________

Exhibit A
Legal Description
Parcel 1:
Declarant's Parcel
17.7059 Acres
All that tract or parcel of land lying and being in Land Lots 903 and 904 of the 16th District, 2nd Section
of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lot 898 and 903 a distance of 238.79 feet to a point, said point being the True Point of Beginning; From the True Point of Beginning as thus established, continue South 86 degrees 19 minutes 08 seconds East along said Land Lot line a distance of 695.00 feet to a point; thence leaving said Land Lot line run South 15 degrees 12 minutes 00 seconds East a distance of 203.67 feet to a ½ inch rebar on the Northwestern right-of-way line of Roswell Road (a/k/a Georgia Highway No. 120) (having a variable right-of-way width); thence South 56 degrees 52 minutes 40 seconds West along said right-of-way line a distance of 1,254.02 feet to a point; thence leaving said right-of-way line, run North 33 degrees 06 minutes 47 seconds West a distance of 196.76 feet to a point, thence North 56 degrees 53 minutes 13 seconds East a distance of 200.00 feet to a point; thence North 03 degrees 17 minutes 01 second East a distance of 98.85 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 399.74 feet to a point; thence South 03 degrees 17 minutes 01 second West a distance of 42.00 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 307.00 feet to a point; thence North 03 degrees 17 minutes 01 second East a distance of 345.00 feet to a point; thence South 86 degrees 42 minutes 59 seconds East a distance of 555.00 feet to a point; thence North 56 degrees 53 minutes 13 seconds East a distance of 443.81 feet to the True Point of Beginning.

Parcel 2:
Detention Pond Tract
1.4054 Acres
All that tract or parcel of land lying and being in Land Lot 904 of the 16th District, 2nd Section of Cobb
County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lots 898 and 903 a distance of 238.79 feet to a point; thence leaving said Land Lot line run South 56 degrees 53 minutes 13 seconds West a distance of 443.81 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 555.00 feet to a point; thence North 53 degrees 17 minutes 28 seconds West a distance of 356.98 feet to a point, said point being the True Point of Beginning; From the True Point of Beginning as thus established, thence South 03 degrees 13 minutes 58 seconds West a distance of 165.93 feet to a point; thence South 86 degrees 46 minutes 02 seconds East a distance of 66.00 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 16.00 feet to a point; thence South 47 degrees 55 minutes 07 seconds West a distance of 180.00 feet to a point; thence North 66 degrees 43 minutes 26 seconds West a distance of 169.36 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 92.91 feet to a point; thence North 48 degrees 13 minutes 58 seconds East a distance of 35.36 feet to a point; thence

Exhibit A-1

North 03 degrees 13 minutes 58 seconds East a distance of 134.12 feet to a point; thence South 86 degrees 42 minutes 59 seconds East a distance of 194.68 feet to the True Point of Beginning.

Parcel 3:
20 Foot Drainage Easement
All that tract or parcel of land lying and being in Land Lot 904 of the 16th District, 2nd Section of Cobb
County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lots 898 and 903 a distance of 238.79 feet to a point; thence leaving said Land Lot line run South 56 degrees 53 minutes 13 seconds West a distance of 443.81 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 555.00 feet to a point; thence North 53 degrees 17 minutes 28 seconds West a distance of 356.98 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 194.68 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 134.12 feet to a point; thence South 48 degrees 13 minutes 58 seconds West a distance of 35.36 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 33.30 feet to a point, said point being the True Point of Beginning; from the True Point of Beginning as thus established, thence North 74 degrees 46 minutes 09 seconds West a distance of 39.56 feet to a point; thence South 15 degrees 13 minutes 51 seconds West a distance of 20.00 feet to a point; thence South 74 degrees 46 minutes 09 seconds East a distance of 43.81 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 20.45 feet to the True Point of Beginning.

Parcel 4:
All that tract or parcel of land lying and being in Land Lots 898 and 903 of the 16th District, 2nd Section
of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning, begin at the corner common to Land Lots 897, 898, 903 and 904, said District, Section and County; thence leave said corner and travel along the Land Lot Line common to Land Lots 898 and 903, said District, Section and County South 86 degrees 19 minutes 08 seconds East a distance of 810.97 feet to a point on said Land Lot Line, said point being the Point of Beginning; from the Point of Beginning as thus established, leave said Land Lot Line and travel North 11 degrees 54 minutes 17 seconds East a distance of 157.94 feet to an open top found on the southwestern Right-of-Way Line of New Providence Church Road (Right-of-Way varies); thence travel along said southwestern Right-of-Way Line South 62 degrees 32 minutes 33 seconds East a distance of 172.56 feet to a ½ inch rebar found; thence leave said Right-of-Way Line and travel South 28 degrees 14 minutes 34 seconds West a distance of 103.89 feet to a point; thence travel South 59 degrees 32 minutes 56 seconds West a distance of 11.62 feet to a point; thence travel North 15 degrees 12 minutes 00 seconds West a distance of 15.08 feet to a 1½ inch open top found on the Land Lot Line common to Land Lots 898 and 903, said District, Section and County; thence travel along said Land Lot Line North 86 degrees 19 minutes 08 seconds West a distance of 122.82 feet to a point, said point being the Point of Beginning.

All as shown on that certain Survey entitled "Survey for SFERS Real Estate Corp. J., a Delaware corporation", prepared by Metro Engineering and Surveying Co., Inc.", bearing the seal and certification of Chester M. Smith, Georgia Registered Land Surveyor No. 1445, dated January 16, 1995.

Exhibit A-2

Parcel 5:
Easements and other interests in real property contained in that certain Declaration Of Reciprocal Easements And Operation Agreement by Oxford-Cochran #1, L.P., a Georgia limited partnership, dated August 14, 1989, filed for record on August 16, 1989 and recorded at Deed Book 5437, Page 318, aforesaid records; as thereafter amended by that First Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated October 22, 1993, filed for record on December 13, 1993 and recorded at Deed Book 7883, Page 468, aforesaid records; as thereafter further amended by that Second Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated October 8, 2001, filed for record on October 22, 2001 and recorded at Deed Book 13433, Page 1311, aforesaid records; as thereafter further amended by that Third Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated August 4, 2006, filed for record on August 24, 2006 and recorded at Deed Book 14377, Page 6191, aforesaid records.

Parcel 6:
Easements and other interests in real property as reserved in that certain Limited Warranty Deed from Oxford-Cochran #1, L.P., a Georgia limited partnership to Home Depot U.S.A., Inc., a Delaware corporation, dated August 14, 1989, filed for record on August 16, 1999 and recorded at Deed Book 5437, Page 353, aforesaid records.

Parcel 7:
Easements and other interests in real property as reserved in that certain Quitclaim Deed from SFERS Real Estate Corp. J, a Delaware corporation, dated November 17, 1994, filed for record on March 6, 1995 and recorded at Deed Book 8755, Page 211, aforesaid records.

Parcel 8:
Easements and other interests in real property as reserved in that certain Agreement by and between SFERS Real Estate Corp. J, a Delaware corporation; Barry Staples, Executor of the Estate of William Roy Moon, and J.D. Moon; and Indian Ridge Investors, L.P., a Georgia limited partnership, dated February 6, 1995, filed for record on March 6, 1995 and recorded at Deed Book 8755, Page 215, aforesaid records.

Exhibit A-3

Exhibit B
Form of Deed
After recording, return to:
_____________________
_____________________
_____________________
Attn: ________________

LIMITED WARRANTY DEED

THIS LIMITED WARRANTY DEED (this “Deed”) is made as of this ____ day of __________, 20___, by ________________ (“Grantor”), in favor of __________________, a ___________________ (“Grantee”) (“Grantor” and “Grantee” to include their respective successors, legal representatives, and assigns where the context requires or permits).
W I T N E S S E T H:
GRANTOR, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, has granted, bargained, sold, conveyed, and confirmed, and does hereby grant, bargain, sell, convey, and confirm unto Grantee, all those certain tracts or parcels of land lying and being in ____________ County, ____________, as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Property”), TOGETHER WITH all rights, servitudes, licenses, interests, privileges, easements, tenements, hereditaments, and appurtenances to the Property or in anywise appertaining thereto, including any rights, title and interest of Grantor in and to adjacent streets, alleys or rights-of-way and including any air rights above such tracts and parcels and any land situate under any overhead viaducts that may cross any such tracts and parcels, subject only to the “Permitted Exceptions” described on Exhibit “B” attached hereto and made a part hereof;
TO HAVE AND TO HOLD the Property, together with all and singular the rights, members, and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the only proper use, benefit, and behoof of Grantee forever in FEE SIMPLE, subject only to the Permitted Exceptions; and
GRANTOR WILL WARRANT and forever defend the right and title to the Property, subject to the Permitted Exceptions, unto Grantee, its successors and assigns, against the claims of any persons owning, holding, or claiming by, through, or under Grantor but not otherwise.
IN WITNESS WHEREOF, Grantor has hereunto caused this Deed to be executed under seal by its duly authorized representative as of the date and year first above written.

Exhibit B-1

Signed, sealed, and delivered
in the presence of:
______________________________
Unofficial Witness
______________________________
Notary Public
My Commission Expires:
_____________________________
(NOTARIAL SEAL)
GRANTOR: By:___________________ Name: Title:

Exhibit B-2

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA        )
) ss.
COUNTY OF ___________        )

On ___________________ before me, __________________ (here insert name and title of the officer), personally appeared                                        (insert name(s) of signer(s)) who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                  (Seal)

Exhibit B-3

EXHIBIT A TO GRANT DEED

LEGAL DESCRIPTION

Exhibit B-4

EXHIBIT B TO GRANT DEED

PERMITTED EXCEPTIONS

Exhibit B-5

Exhibit C
CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that the transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required by the disposition of a U.S. real property interest by ___________, __________(“Seller”), the undersigned certifies the following on behalf of Seller:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.    Seller’s U.S. employer identification number is;
3.    Seller has an office address at 4700 Wilshire Boulevard, Los Angeles, California 90010; and
4.    Seller is not a disregarded entity as defined in United States Internal Revenue Code Section 1.1445-2(b)(2)(iii).
Seller and the undersigned understand that this Certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Dated: ________________, 2019

____________________________________
[Signature]

____________________________________
[Title]

Exhibit C-1

Exhibit D
SELLER INFORMATION

This exhibit has been excluded from this filing in its entirety because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit D-1

Exhibit E
ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (“Assignment”) is executed by_______________, LLC, a Delaware limited liability company (“Seller”), in favor of _______________, a _______________ (“Buyer”), with reference to the following facts:
A.    Seller and Buyer, have entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of _________________, 2019 (“Purchase Agreement”), in which Seller has agreed to sell, and Buyer has agreed to purchase, Seller’s fee interest in the real property described in Exhibit “A” attached hereto (collectively, the “Property”).
B.    Pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer all of Seller’s right, title and interest to those certain leases (including guarantees of leases) for premises in the buildings located on the Property as the same may heretofore have been amended, modified and/or supplemented, all as listed on Exhibit “C” attached hereto (collectively, the “Leases”) and all of Seller’s right, title and interest to the contracts listed on Exhibit “B” attached hereto (the “Service Contracts”).
THEREFORE, for valuable consideration, Seller and Buyer agree as follows:
1.    Assignment. Seller hereby assigns, sells and transfers to Buyer, on the terms specified in the Purchase Agreement, all of Seller’s right, title and interest in and to the Leases and Service Contracts.
2.    Assumption. Buyer hereby assumes all of the benefits and burdens of and obligations of Seller under the Leases and Service Contracts to the extent arising from and after the date hereof, and Buyer acknowledges its receipt of those certain deposits provided by the tenants pursuant to the Leases to the extent specified on Exhibit “C” attached hereto.
3.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
4.    Construction; Headings. All amendments and modifications of, and supplements to, this Assignment must be in writing and executed by Buyer and Seller. This Assignment has been drafted through a joint collaborative effort of the parties, each of which has been represented by competent, qualified, independent counsel, and by such counsel; accordingly, since this Assignment and its provisions were the subject of such a joint and collaborative effort, any ambiguity in this Assignment or any of its provisions shall not be construed in favor of or against either of the parties. If any provision of this Assignment or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Assignment (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Assignment shall be valid and enforced to the fullest extent permitted by law. The headings to sections or paragraphs of this Agreement are for convenient reference only and shall not be used in interpreting this Assignment.
5.    Governing Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Georgia.
6.    Attorneys’ Fees. If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Assignment or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party. The award for legal expenses shall not be computed in accordance with any schedule, but shall be as

Exhibit E-1

necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.
Dated: _____________, 2019

Seller:

____________________, LLC, a Delaware limited liability
company

By:
Name:
Its:

Buyer:

By:
Name:
Its:

Exhibit E-2

Exhibit F
FORM OF BILL OF SALE
For TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, __________________, LLC, a Delaware limited liability company (“Seller”), in connection with Seller’s sale of certain real property located in _____________, and more particularly described on Exhibit A attached hereto and by this reference incorporated herein, and improvements located thereupon (collectively, the “Property”), hereby conveys to _________________________(“Buyer”), without representation or warranty, except that Seller warrants to Buyer that it owns fee title to the Property free and clear of all liens and otherwise as set forth in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of _________________, 2018, between Seller and Buyer, all tangible personal property owned by Seller, if any, located on or in or used in connection with the operation, maintenance or management of the Property, but excluding any property owned by tenants of the Property.
IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of __________, 2019.
Seller:

____________________, LLC, a Delaware limited liability
company

By:
Name:
Its:

Exhibit F-1

Exhibit G
FORM OF GENERAL ASSIGNMENT
THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of _________, 2019, by ________________, LLC, a Delaware limited liability company (“Seller”), and _____________________ (“Buyer”), with reference to the following:
WHEREAS, as contemplated by the terms of that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of _____, 2019 (“Purchase Agreement”), in which Seller has agreed to sell, and Buyer has agreed to purchase, the real property described in Exhibit A attached hereto and the improvements located thereupon (collectively, the “Property”), Assignor desires by this Assignment to assign to Assignee all of Assignor’s right, title and interest in and to: (i) all transferable permits, licenses, certificates and other governmental approvals related to the Property (the “Permits”); and (ii) all right, title and interest of Seller in and to any and all intangible property owned by Seller and used in the ownership, use and/or operation of the Property, including, without limitation, all warranties, guaranties, the right to use any trade name now used in connection with the Property, the books and records relating to the Property, including computer discs, tapes and other data bases or software, inventory records, building management records, payroll records and all other books and records and all other books and records relating to the operation and management of the Property (collectively, the “Intangible Property”).
NOW, THEREFORE, in consideration of the covenants, agreements and promises set forth hereinbelow, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do agree as follows:

1.
Assignment. Seller hereby assigns, absolutely and irrevocably, to Buyer all of Seller’s right, title, interest and obligations in, to and under the Permits and Intangible Property; provided that with respect to the assignment of obligations under the Permits and Intangible Property, Seller hereby assigns only the obligations under the Permits and Intangible Property to the extent arising from and after the date of this Assignment. Except as expressly provided in the Purchase Agreement, this Assignment is made without representation, warranty or recourse of any kind, express or implied.

2.	Acceptance. Buyer accepts the foregoing assignment

3.	Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

4.	Governing Law. This Assignment shall be governed by, construed and enforced in accordance with the internal laws of the State of Georgia.

5.	Counterparts. This Assignment may be executed in counterparts, and when together, such executed original counterparts shall constitute but one original hereof.

6.
Attorneys’ Fees. If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Assignment or in connection with any bankruptcy proceeding relating to a party, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys’ fees and court costs) to the prevailing party. The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to

Exhibit G-1

fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.
IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the day and year first written above.
Seller:

____________________, LLC, a Delaware limited liability
company

By:
Name:
Its:

Buyer:

By:
Title:

Exhibit G-2

Exhibit H
ESTOPPEL CERTIFICATE
[SUBJECT TO LENDER REVIEW AND APPROVAL]
TO:    Seller:

Buyer:        _____________________, its successors and assigns (“Buyer”)

Lender:	Nationwide Life Insurance Company, its successors and/or assigns (“Lender”)

RE:    Lease dated _____________, ____ (the “Lease”)
for ____________________ (the “Property”)

Ladies and Gentlemen:
The undersigned is Tenant under the Lease. Tenant certifies to Buyer and Lender and acknowledges and agrees that each of the following may be relied upon by Buyer and Lender:
1.    The following information concerning the Lease is true and correct:

Landlord: _________________________________________ (“Landlord”)

Tenant: ___________________________________________ (“Tenant”)

Premises: _______________________________________(“Premises”)
containing __________ rentable square feet

Amendments, Modifications, Assignments Assumptions or Subleases after lease execution:

Commencement Date:

Expiration Date of Term:

Monthly payments under the Lease

Monthly Base Rental:

Time Period	Base Monthly Rental
__/__/__ - __/__/__	$______________
__/__/__ - __/__/__	$______________
__/__/__ - __/__/__	$______________

Additional Monthly Rental:

Percentage Rent:	______%		OF	$ _________
Operating Expenses:	□	Pro-rata	OR	□	$ _________
Insurance:	□	Pro-rata	OR	□	$ _________
Taxes:	□	Pro-rata	OR	□	$ _________
Other Expenses:	□	Pro-rata	OR	□	$ _________

Exhibit H-1

Base Year (if applicable):

Renewal Option(s):

Amount and Form of Security Deposit:

2.
The Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter thereof, has not been modified or amended except as indicated above, no options to purchase or rights of first refusal to purchase are contained therein, and there are no other agreements between them, oral or written, regarding the Premises or the Property.

3.	The Lease (modified as indicated above) is presently in full force and effect in accordance with its terms and Tenant has accepted the Premises.

4.
All rent and additional rent payable under the Lease as of the date of this letter has been paid in full except as follows: _______________________. No rent or additional rent to become payable under the Lease has been paid more than thirty (30) days in advance except as follows: ____________________________. Tenant’s pro-rata share of operating expenses is _____%.

5.
To the best of Tenant’s knowledge, no party to the Lease is in default thereunder, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default thereunder.

6.	Tenant has no counterclaims, defenses or offsets to its obligations under the Lease or to the enforcement of any of the landlord’s rights thereunder.

7.
The improvements and space required to be furnished according to the Lease have been duly delivered by the Landlord and accepted by the Tenant. There are no unfinished tenant improvements required to be completed by Landlord as of the date hereof or any outstanding and unpaid tenant improvement allowances owing to Tenant as of the date hereof, except:

8.	There are no rent concessions, rebates, free rents or similar inducements except as set forth in the Lease.

9.	The Lease is subject and subordinate to any and all existing and future mortgages and any ground lease of the Premises.

10.
Landlord has completed all Tenant operating expense reconciliations for calendar years 2018 and prior. There are no current disputes with Landlord regarding tenant operating expense reconciliations, and no ongoing operating expense audits are underway or have been requested by Tenant.

11.	The following is (are) guarantor(s) of Tenant’s obligation under the Lease: ________________ and the address of the guarantor(s) is: _________________________________________________________

12.	Address for notices to Tenant under the Lease:
______________________________

Exhibit H-2

Tenant acknowledges that Buyer and Lender have requested this letter in connection with a proposed sale and financing of the Premises, and that Buyer and Lender may rely on the information set forth in this letter.

By:
Name:
Title:
Dated:

Exhibit H-3

Exhibit I
Intentionally deleted.

Exhibit I-1

Exhibit J
Form of Declaration Estoppel
[attached]

Exhibit J-1

TITLE ESTOPPEL CERTIFICATE
(Regarding Declaration of Reciprocal Easements and Operation Agreement)

_______________, 2019

RREEF America L.L.C.,
its successors and assigns, and its lender,
its successors and assigns
222 S. Riverside Plaza, 26th Floor
Chicago, IL 60606
Attention: Jeff Anderson

Nationwide Life Insurance Company, its successors and/or assigns
One Nationwide Plaza, Fifth Floor, Columbus, Ohio 43215
ATTN: Real Estate Investments (1-05-701)

Re:	Providence Square Shopping Center, having an address of 4101 Roswell Road, Marietta, Cobb County, Georgia, more particularly described on Exhibit A attached hereto (the “Property”)

Gentlemen:

This Title Estoppel Certificate (this “Certificate”) is made as of the date set forth above by the undersigned with reference to that certain Declaration of Reciprocal Easements and Operation Agreement (as amended, the “Declaration”) made by Oxford-Cochran #1, L.P., a Georgia limited partnership, dated August 14, 1989, filed for record August 16, 1989, and recorded in Deed Book 5437, Page 318, with the Clerk of Superior Court of Cobb County, Georgia, as amended by that certain First Amendment to Declaration of Reciprocal Easements and Operation Agreement by and between Oxford-Cochran #1, L. P., a Georgia limited partnership and Home Depot U.S.A., Inc., a Delaware corporation, dated October 22, 1993, filed for record December 13, 1993, and recorded in Deed Book 7883, Page 468, aforesaid records, as further amended by that certain Second Amendment to Declaration of Reciprocal Easements and Operation Agreement made by SFERS Real Estate Corp. J., a Delaware corporation, dated October 8, 2001, filed for record October 22, 2001, and recorded in Deed Book 13433, Page 1311, aforesaid records, and as further amended by that certain Third Amendment to Declaration of Reciprocal Easements and Operation Agreement made by SFERS Real Estate Corp. J., a Delaware corporation, dated August 4, 2006, filed for record August 24, 2006, and recorded in Deed Book 14377, Page 6191, aforesaid records, with respect to the premises described therein, including the above-referenced Property. All capitalized terms used herein shall have the meaning ascribed to them under the Declaration unless otherwise defined herein.

The undersigned understands that RREEF America L.L.C., a Delaware limited liability company, or its successors and assigns (collectively, the “Buyer”) intends to purchase the Property from 4101 Roswell Road (Marietta), LLC, a Delaware limited liability company (the “Seller”), which Property is encumbered

Exhibit J-2

by the Declaration. The undersigned further understands that Seller and Buyer desire to confirm the status of the compliance of Seller and the Property under the Declaration, and acknowledges that Buyer, Nationwide Life Insurance Company (together with its successors and/or assigns, “Lender”), and First American Title Insurance Company, as the title company issuing an owner’s policy and loan policy for title insurance with respect to the Property (the “Title Company”), will each be relying upon the accuracy of the information set forth herein.

The undersigned, with respect to the Declaration, does hereby certify to the Buyer, Seller, Lender and Title Company as follows:

1.The undersigned has the power and authority under the Declaration to confirm the status of compliance by the owners and properties subject to the Declaration.

2.No amendment, modification or supplement to the Declaration exists except as noted above, and the Declaration is in full force and effect.

3.Seller has fully performed its construction obligations relating to the Property, and, to the undersigned's actual knowledge, all improvements located thereon were approved in accordance with Article VI of the Declaration.

4.Neither the Seller nor the Seller’s Property is in default of any duties, obligations, conditions, restrictions or covenants of the Declaration and there does not exist any condition with which the giving of notice or passage of time (or both) could constitute a breach or a violation of any of the terms and provisions of the Declaration.

(Remainder of Page Intentionally Left Blank)

Exhibit J-3

IN WITNESS WHEREOF, the undersigned have caused this Certificate to be duly executed as of the date first above written.

DECLARANT:

4101 ROSWELL ROAD (MARIETTA), LLC,
a Delaware limited liability company (successor by conversion to SFERS Real Estate Corp. J, a Delaware corporation)

By: ___________________________
Name: _________________________
Title: ___________________________

Exhibit J-4

EXHIBIT A
Legal Description of the Property

Parcel 1:

Declarant's Parcel
17.7059 Acres

All that tract or parcel of land lying and being in Land Lots 903 and 904 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lot 898 and 903 a distance of 238.79 feet to a point, said point being the True Point of Beginning; From the True Point of Beginning as thus established, continue South 86 degrees 19 minutes 08 seconds East along said Land Lot line a distance of 695.00 feet to a point; thence leaving said Land Lot line run South 15 degrees 12 minutes 00 seconds East a distance of 203.67 feet to a ½ inch rebar on the Northwestern right-of-way line of Roswell Road (a/k/a Georgia Highway No. 120) (having a variable right-of-way width); thence South 56 degrees 52 minutes 40 seconds West along said right-of-way line a distance of 1,254.02 feet to a point; thence leaving said right-of-way line, run North 33 degrees 06 minutes 47 seconds West a distance of 196.76 feet to a point, thence North 56 degrees 53 minutes 13 seconds East a distance of 200.00 feet to a point; thence North 03 degrees 17 minutes 01 second East a distance of 98.85 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 399.74 feet to a point; thence South 03 degrees 17 minutes 01 second West a distance of 42.00 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 307.00 feet to a point; thence North 03 degrees 17 minutes 01 second East a distance of 345.00 feet to a point; thence South 86 degrees 42 minutes 59 seconds East a distance of 555.00 feet to a point; thence North 56 degrees 53 minutes 13 seconds East a distance of 443.81 feet to the True Point of Beginning.

Parcel 2:

Detention Pond Tract
1.4054 Acres

All that tract or parcel of land lying and being in Land Lot 904 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lots 898 and 903 a distance of 238.79 feet to a point; thence leaving said Land Lot line run South 56 degrees 53 minutes 13 seconds West a distance of 443.81 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 555.00 feet to a point; thence North 53 degrees 17 minutes 28 seconds West a distance of 356.98 feet to a point, said point being the True Point of Beginning; From the True Point of Beginning as thus established, thence South 03 degrees 13 minutes 58 seconds West a distance of 165.93 feet to a point; thence South 86 degrees 46 minutes 02 seconds East a distance of 66.00 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 16.00 feet to a point; thence South 47 degrees 55 minutes 07 seconds West a distance of 180.00 feet to a point; thence North 66 degrees 43 minutes 26 seconds West a distance of 169.36 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 92.91

Exhibit J-5

feet to a point; thence North 48 degrees 13 minutes 58 seconds East a distance of 35.36 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 134.12 feet to a point; thence South 86 degrees 42 minutes 59 seconds East a distance of 194.68 feet to the True Point of Beginning.

Parcel 3:

20 Foot Drainage Easement

All that tract or parcel of land lying and being in Land Lot 904 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lots 898 and 903 a distance of 238.79 feet to a point; thence leaving said Land Lot line run South 56 degrees 53 minutes 13 seconds West a distance of 443.81 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 555.00 feet to a point; thence North 53 degrees 17 minutes 28 seconds West a distance of 356.98 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 194.68 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 134.12 feet to a point; thence South 48 degrees 13 minutes 58 seconds West a distance of 35.36 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 33.30 feet to a point, said point being the True Point of Beginning; from the True Point of Beginning as thus established, thence North 74 degrees 46 minutes 09 seconds West a distance of 39.56 feet to a point; thence South 15 degrees 13 minutes 51 seconds West a distance of 20.00 feet to a point; thence South 74 degrees 46 minutes 09 seconds East a distance of 43.81 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 20.45 feet to the True Point of Beginning.

Parcel 4:

All that tract or parcel of land lying and being in Land Lots 898 and 903 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning, begin at the corner common to Land Lots 897, 898, 903 and 904, said District, Section and County; thence leave said corner and travel along the Land Lot Line common to Land Lots 898 and 903, said District, Section and County South 86 degrees 19 minutes 08 seconds East a distance of 810.97 feet to a point on said Land Lot Line, said point being the Point of Beginning; from the Point of Beginning as thus established, leave said Land Lot Line and travel North 11 degrees 54 minutes 17 seconds East a distance of 157.94 feet to an open top found on the southwestern Right-of-Way Line of New Providence Church Road (Right-of-Way varies); thence travel along said southwestern Right-of-Way Line South 62 degrees 32 minutes 33 seconds East a distance of 172.56 feet to a ½ inch rebar found; thence leave said Right-of-Way Line and travel South 28 degrees 14 minutes 34 seconds West a distance of 103.89 feet to a point; thence travel South 59 degrees 32 minutes 56 seconds West a distance of 11.62 feet to a point; thence travel North 15 degrees 12 minutes 00 seconds West a distance of 15.08 feet to a 1½ inch open top found on the Land Lot Line common to Land Lots 898 and 903, said District, Section and County; thence travel along said Land Lot Line North 86 degrees 19 minutes 08 seconds West a distance of 122.82 feet to a point, said point being the Point of Beginning.

All as shown on that certain Survey entitled "Survey for SFERS Real Estate Corp. J., a Delaware corporation", prepared by Metro Engineering and Surveying Co., Inc.", bearing the seal and certification of Chester M. Smith, Georgia Registered Land Surveyor No. 1445, dated January 16, 1995.

Exhibit J-6

Parcel 5:

Easements and other interests in real property contained in that certain Declaration Of Reciprocal Easements And Operation Agreement by Oxford-Cochran #1, L.P., a Georgia limited partnership, dated August 14, 1989, filed for record on August 16, 1989 and recorded at Deed Book 5437, Page 318, aforesaid records; as thereafter amended by that First Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated October 22, 1993, filed for record on December 13, 1993 and recorded at Deed Book 7883, Page 468, aforesaid records; as thereafter further amended by that Second Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated October 8, 2001, filed for record on October 22, 2001 and recorded at Deed Book 13433, Page 1311, aforesaid records; as thereafter further amended by that Third Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated August 4, 2006, filed for record on August 24, 2006 and recorded at Deed Book 14377, Page 6191, aforesaid records.

Parcel 6:

Easements and other interests in real property as reserved in that certain Limited Warranty Deed from Oxford-Cochran #1, L.P., a Georgia limited partnership to Home Depot U.S.A., Inc., a Delaware corporation, dated August 14, 1989, filed for record on August 16, 1999 and recorded at Deed Book 5437, Page 353, aforesaid records.

Parcel 7:

Easements and other interests in real property as reserved in that certain Quitclaim Deed from SFERS Real Estate Corp. J, a Delaware corporation, dated November 17, 1994, filed for record on March 6, 1995 and recorded at Deed Book 8755, Page 211, aforesaid records.

Parcel 8:

Easements and other interests in real property as reserved in that certain Agreement by and between SFERS Real Estate Corp. J, a Delaware corporation; Barry Staples, Executor of the Estate of William Roy Moon, and J.D. Moon; and Indian Ridge Investors, L.P., a Georgia limited partnership, dated February 6, 1995, filed for record on March 6, 1995 and recorded at Deed Book 8755, Page 215, aforesaid records.

Exhibit J-7

TITLE ESTOPPEL CERTIFICATE
(Regarding Declaration of Reciprocal Easements and Operation Agreement)

_______________, 2019

RREEF America L.L.C.,
its successors and assigns, and its lender,
its successors and assigns
222 S. Riverside Plaza, 26th Floor
Chicago, IL 60606
Attention: Jeff Anderson

Nationwide Life Insurance Company, its successors and/or assigns
One Nationwide Plaza, Fifth Floor, Columbus, Ohio 43215
ATTN: Real Estate Investments (1-05-701)

4101 Roswell Road (Marietta), LLC c/o 4700 Wilshire Blvd. Los Angeles, CA 90010 Attention: __________

Re:	Providence Square Shopping Center, having an address of 4101 Roswell Road, Marietta, Cobb County, Georgia, more particularly described on Exhibit A attached hereto (the “Property”)

Gentlemen:

This Title Estoppel Certificate (this “Certificate”) is made as of the date set forth above by the undersigned with reference to that certain Declaration of Reciprocal Easements and Operation Agreement (as amended, the “Declaration”) made by Oxford-Cochran #1, L.P., a Georgia limited partnership, dated August 14, 1989, filed for record August 16, 1989, and recorded in Deed Book 5437, Page 318, with the Clerk of Superior Court of Cobb County, Georgia, as amended by that certain First Amendment to Declaration of Reciprocal Easements and Operation Agreement by and between Oxford-Cochran #1, L. P., a Georgia limited partnership and Home Depot U.S.A., Inc., a Delaware corporation, dated October 22, 1993, filed for record December 13, 1993, and recorded in Deed Book 7883, Page 468, aforesaid records, as further amended by that certain Second Amendment to Declaration of Reciprocal Easements and Operation Agreement made by SFERS Real Estate Corp. J., a Delaware corporation, dated October 8, 2001, filed for record October 22, 2001, and recorded in Deed Book 13433, Page 1311, aforesaid records, and as further amended by that certain Third Amendment to Declaration of Reciprocal Easements and Operation Agreement, dated August 4, 2006, filed for record August 24, 2006, and recorded in Deed Book 14377, Page 6191, aforesaid records, with respect to the premises described therein, including the above-referenced Property. All capitalized terms used herein shall have the meaning ascribed to them under the Declaration unless otherwise defined herein.

Exhibit J-8

The undersigned understands that RREEF America L.L.C., a Delaware limited liability company, or its successors and assigns (collectively, the “Buyer”) intends to purchase the Property from 4101 Roswell Road (Marietta), LLC, a Delaware limited liability company (the “Seller”), which Property is encumbered by the Declaration. The undersigned further understands that Seller and Buyer desire to confirm the status of the compliance of Seller and the Property under the Declaration, and acknowledges that Buyer, Nationwide Life Insurance Company (together with its successors and/or assigns, “Lender”), and First American Title Insurance Company, as the title company issuing an owner’s policy and loan policy for title insurance with respect to the Property (the “Title Company”), will each be relying upon the accuracy of the information set forth herein.

The undersigned, with respect to the Declaration, does hereby certify to the Buyer, Seller, Lender and Title Company as follows:

1.The undersigned has the power and authority under the Declaration to confirm the status of compliance by Seller and the Property with the Declaration.

2.No amendment, modification or supplement to the Declaration exists except as noted above, and the Declaration is in full force and effect.

3.Neither the Seller nor the Seller’s Property is in default of any duties, obligations, conditions, restrictions or covenants of the Declaration, and there does not exist any condition with which the giving of notice or passage of time (or both) could constitute a breach or a violation of any of the terms and provisions of the Declaration.

4.Copies of all notices to be provided under the Declaration, including copies to the holder of a “First Mortgage” pursuant to Article 7.01(a) of the Declaration shall also be sent to Lender at the address shown above.

(Remainder of Page Intentionally Left Blank)

Exhibit J-9

IN WITNESS WHEREOF, the undersigned have caused this Certificate to be duly executed as of the date first above written.

HOME DEPOT U.S.A., INC., a Delaware corporation By: ___________________________ Name: _________________________ Title: ___________________________

Exhibit J-10

EXHIBIT A
Legal Description of the Property

Parcel 1:

Declarant's Parcel
17.7059 Acres

All that tract or parcel of land lying and being in Land Lots 903 and 904 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lot 898 and 903 a distance of 238.79 feet to a point, said point being the True Point of Beginning; From the True Point of Beginning as thus established, continue South 86 degrees 19 minutes 08 seconds East along said Land Lot line a distance of 695.00 feet to a point; thence leaving said Land Lot line run South 15 degrees 12 minutes 00 seconds East a distance of 203.67 feet to a ½ inch rebar on the Northwestern right-of-way line of Roswell Road (a/k/a Georgia Highway No. 120) (having a variable right-of-way width); thence South 56 degrees 52 minutes 40 seconds West along said right-of-way line a distance of 1,254.02 feet to a point; thence leaving said right-of-way line, run North 33 degrees 06 minutes 47 seconds West a distance of 196.76 feet to a point, thence North 56 degrees 53 minutes 13 seconds East a distance of 200.00 feet to a point; thence North 03 degrees 17 minutes 01 second East a distance of 98.85 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 399.74 feet to a point; thence South 03 degrees 17 minutes 01 second West a distance of 42.00 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 307.00 feet to a point; thence North 03 degrees 17 minutes 01 second East a distance of 345.00 feet to a point; thence South 86 degrees 42 minutes 59 seconds East a distance of 555.00 feet to a point; thence North 56 degrees 53 minutes 13 seconds East a distance of 443.81 feet to the True Point of Beginning.

Parcel 2:

Detention Pond Tract
1.4054 Acres

All that tract or parcel of land lying and being in Land Lot 904 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lots 898 and 903 a distance of 238.79 feet to a point; thence leaving said Land Lot line run South 56 degrees 53 minutes 13 seconds West a distance of 443.81 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 555.00 feet to a point; thence North 53 degrees 17 minutes 28 seconds West a distance of 356.98 feet to a point, said point being the True Point of Beginning; From the True Point of Beginning as thus established, thence South 03 degrees 13 minutes 58 seconds West a distance of 165.93 feet to a point; thence South 86 degrees 46 minutes 02 seconds East a distance of 66.00 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 16.00 feet to a point; thence South 47 degrees 55 minutes 07 seconds West a distance of 180.00 feet to a point; thence North 66 degrees 43 minutes 26 seconds West a distance of 169.36 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 92.91

Exhibit J-11

feet to a point; thence North 48 degrees 13 minutes 58 seconds East a distance of 35.36 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 134.12 feet to a point; thence South 86 degrees 42 minutes 59 seconds East a distance of 194.68 feet to the True Point of Beginning.

Parcel 3:

20 Foot Drainage Easement

All that tract or parcel of land lying and being in Land Lot 904 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning commence at the corner common to Land Lots 897, 898, 903, and 904; thence South 86 degrees 19 minutes 08 seconds East along the Land Lot line common to Land Lots 898 and 903 a distance of 238.79 feet to a point; thence leaving said Land Lot line run South 56 degrees 53 minutes 13 seconds West a distance of 443.81 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 555.00 feet to a point; thence North 53 degrees 17 minutes 28 seconds West a distance of 356.98 feet to a point; thence North 86 degrees 42 minutes 59 seconds West a distance of 194.68 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 134.12 feet to a point; thence South 48 degrees 13 minutes 58 seconds West a distance of 35.36 feet to a point; thence South 03 degrees 13 minutes 58 seconds West a distance of 33.30 feet to a point, said point being the True Point of Beginning; from the True Point of Beginning as thus established, thence North 74 degrees 46 minutes 09 seconds West a distance of 39.56 feet to a point; thence South 15 degrees 13 minutes 51 seconds West a distance of 20.00 feet to a point; thence South 74 degrees 46 minutes 09 seconds East a distance of 43.81 feet to a point; thence North 03 degrees 13 minutes 58 seconds East a distance of 20.45 feet to the True Point of Beginning.

Parcel 4:

All that tract or parcel of land lying and being in Land Lots 898 and 903 of the 16th District, 2nd Section of Cobb County, Georgia, and being more particularly described as follows:

To find the True Point of Beginning, begin at the corner common to Land Lots 897, 898, 903 and 904, said District, Section and County; thence leave said corner and travel along the Land Lot Line common to Land Lots 898 and 903, said District, Section and County South 86 degrees 19 minutes 08 seconds East a distance of 810.97 feet to a point on said Land Lot Line, said point being the Point of Beginning; from the Point of Beginning as thus established, leave said Land Lot Line and travel North 11 degrees 54 minutes 17 seconds East a distance of 157.94 feet to an open top found on the southwestern Right-of-Way Line of New Providence Church Road (Right-of-Way varies); thence travel along said southwestern Right-of-Way Line South 62 degrees 32 minutes 33 seconds East a distance of 172.56 feet to a ½ inch rebar found; thence leave said Right-of-Way Line and travel South 28 degrees 14 minutes 34 seconds West a distance of 103.89 feet to a point; thence travel South 59 degrees 32 minutes 56 seconds West a distance of 11.62 feet to a point; thence travel North 15 degrees 12 minutes 00 seconds West a distance of 15.08 feet to a 1½ inch open top found on the Land Lot Line common to Land Lots 898 and 903, said District, Section and County; thence travel along said Land Lot Line North 86 degrees 19 minutes 08 seconds West a distance of 122.82 feet to a point, said point being the Point of Beginning.

All as shown on that certain Survey entitled "Survey for SFERS Real Estate Corp. J., a Delaware corporation", prepared by Metro Engineering and Surveying Co., Inc.", bearing the seal and certification of Chester M. Smith, Georgia Registered Land Surveyor No. 1445, dated January 16, 1995.

Exhibit J-12

Parcel 5:

Easements and other interests in real property contained in that certain Declaration Of Reciprocal Easements And Operation Agreement by Oxford-Cochran #1, L.P., a Georgia limited partnership, dated August 14, 1989, filed for record on August 16, 1989 and recorded at Deed Book 5437, Page 318, aforesaid records; as thereafter amended by that First Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated October 22, 1993, filed for record on December 13, 1993 and recorded at Deed Book 7883, Page 468, aforesaid records; as thereafter further amended by that Second Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated October 8, 2001, filed for record on October 22, 2001 and recorded at Deed Book 13433, Page 1311, aforesaid records; as thereafter further amended by that Third Amendment To Declaration Of Reciprocal Easements And Operation Agreement, dated August 4, 2006, filed for record on August 24, 2006 and recorded at Deed Book 14377, Page 6191, aforesaid records.

Parcel 6:

Easements and other interests in real property as reserved in that certain Limited Warranty Deed from Oxford-Cochran #1, L.P., a Georgia limited partnership to Home Depot U.S.A., Inc., a Delaware corporation, dated August 14, 1989, filed for record on August 16, 1999 and recorded at Deed Book 5437, Page 353, aforesaid records.

Parcel 7:

Easements and other interests in real property as reserved in that certain Quitclaim Deed from SFERS Real Estate Corp. J, a Delaware corporation, dated November 17, 1994, filed for record on March 6, 1995 and recorded at Deed Book 8755, Page 211, aforesaid records.

Parcel 8:

Easements and other interests in real property as reserved in that certain Agreement by and between SFERS Real Estate Corp. J, a Delaware corporation; Barry Staples, Executor of the Estate of William Roy Moon, and J.D. Moon; and Indian Ridge Investors, L.P., a Georgia limited partnership, dated February 6, 1995, filed for record on March 6, 1995 and recorded at Deed Book 8755, Page 215, aforesaid records.

Exhibit J-13

Exhibit K
Form of Owner’s Affidavit
FIRST AMERICAN TITLE INSURANCE COMPANY
TITLE AFFIDAVIT

STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

The undersigned ("Owner") appearing before me, a notary public in and for the State or
Commonwealth of California, authorized to take and administer oaths, having been duly sworn, deposes and says, that:

1. Owner is authorized to make and deliver this Affidavit and the averments contained herein.

2. Owner is the owner of that certain real property, or interest therein (the "Property"), more particularly described on Exhibit "A", attached hereto and made a part hereof and referenced in First American Title Insurance Company's Commitment for Title Insurance No. NCS- __________________-ATL (the "Commitment").

3. All license, state franchise, and city and corporation taxes, if applicable, which are due and payable by Owner, have been paid in full.

4. No proceedings in bankruptcy or receivership have been instituted by or against Owner nor has Owner made an assignment for the benefit of creditors.

5. There is no action or proceeding now pending or threatened in any state or Federal court in the United States to which Owner is a party and which affects the Property or Owner's right and authority to convey or encumber the same; nor is there any state or Federal court judgment; state or Federal tax lien, or any other state or Federal lien of any nature against Owner which may constitute a lien or charge upon the Property.

6. Owner's possession of the Property has been peaceable and undisturbed, and Owner's title to the Property has never been disputed or questioned.

7. There is no pending litigation or dispute regarding the lines and corners of the Property.

8. There are no delinquent real estate taxes or unpaid current real estate taxes; nor any pending or levied assessments, whether imposed by a governmental authority or private entity, against the Property including, but not limited to, those for sidewalks, streets, curbs, gutters, sewers and water lines.

9. All charges for water or sewer services provided to the Property by the county and/or city in which the Property is located which are currently due have been paid.

Exhibit K-1

10. At no time within the preceding ninety-five (95) days [Note: Will include applicable inchoate lien period] has any work, services, or labor been done, nor have any fixtures, apparatus or material been furnished in connection with or to the Property, except such fixtures, apparatus, materials, work, labor or services as have been fully and completely paid for; there is no claim or outstanding indebtedness to anyone for any fixtures, apparatus, materials, work, labor or services done to, upon, or in connection with the Property; and there are no mechanics' lien claims against the Property, of record or otherwise. [NTD: Must be updated as necessary for the Detention Pond Condition Repair Work with any applicable lien waivers provided from the consultant as may be required by the title company.]

11. Except as set forth on Exhibit “B” attached hereto and made a part hereof, there are no tenants or parties who have leasehold or tenancy rights to occupy any portion of the Property under unrecorded space leases or other occupancy agreements, and none of the tenants or other parties have any right to the Property other than as tenant, nor any optional right of first refusal to purchase the Property.

12. That to the best of Owner’s knowledge, there are no current, uncured violations of any declarations, covenants, conditions, or restrictions affecting the Property, and Owner has received no notice or claim of any such violation.

13. That except for that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of July , 2019, Owner has not granted or entered into any unrecorded options or contracts to sell or purchase, deeds, mortgages, deeds of trust, security instruments, easements or rights-of-way or other written claim or encumbrance against the Land or the title to the Property.

This Affidavit is made and given to induce First American Title Insurance Company to issue its policies of title insurance to ___________________________, and First American Title Insurance
Company is entitled to rely on the facts herein stated in connection with the issuance of one or more title insurance policies pertaining to the Property.

Further, Owner sayeth not.

4101 Roswell Road (Marietta), LLC
a Delaware limited liability company

By:
Name:
Its:

Subscribed and Sworn to before me this
______ day of ________________, 20____.

_____________________________________

Exhibit K-2

My Commission Expires:

Exhibit K-3

EXHIBIT “A”
Property

Exhibit K-4

EXHIBIT “B”
Tenants/Parties in Possession

Exhibit K-5

Exhibit L
Form of Assignment of Declarant’s Rights

PREPARED BY AND RETURN TO:
CROSS-REFERENCE:
Alston & Bird LLP
1201 W. Peachtree Street                         Deed Book 5437, Page 318,
Atlanta, Georgia 30309                              Deed Book 7883, Page 468,
Attention: Jennifer F. West                     Deed Book 13433, Page 1311, and
Deed Book 14377, Page 6191,
Cobb County, Georgia

ASSIGNMENT OF DECLARANT'S RIGHTS
(Providence Square, Cobb County, Georgia)

THIS ASSIGNMENT OF DECLARANT'S RIGHTS (this "Assignment"), made effective as of the ____ day of _____________, 2019 (the "Effective Date") by 4101 ROSWELL ROAD (MARIETTA), LLC, a Delaware limited liability company, successor by conversion from SFERS Real Estate Corp. J., a Delaware corporation (the "Assignor"), whose mailing address is c/o 4700 Wilshire Blvd., Los Angeles, CA 90010, to and in favor of RPT PROVIDENCE SQUARE, LLC, a Delaware limited liability company (the "Assignee"), whose address is c/o RREEF America L.L.C., 222 S. Riverside Plaza, 26th Floor, Chicago, Illinois 60606.

WITNESSETH:

WHEREAS, Assignor has transferred to Assignee certain property more particularly described in that certain Limited Warranty Deed dated as of even date herewith from Assignor, as grantor, to Assignee, as grantee, recorded in Cobb County, Georgia (the "Property").

WHEREAS, all or a portion of the Property is encumbered by that certain declaration set forth on
Exhibit “A” attached hereto (together with any amendments, modifications or supplements pertaining thereto, collectively, the "Declaration").

WHEREAS, Assignor is the "Declarant" under and as defined in the Declaration.

WHEREAS, Assignor desires to assign to Assignee all of its rights, title, interests, powers and authority as the Declarant under and pursuant to the Declaration as it relates to the Property.

NOW, THEREFORE, for the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby agree and assign as follows:

1.     Incorporation of Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2.     Assignment. As of the Effective Date, Assignor hereby designates Assignee as the successor to Declarant and irrevocably assigns, transfers, conveys and sets over unto Assignee, its successors and assigns, to the fullest extent transferrable, all of Assignor's rights, title, interests, powers and authority as the Declarant under and pursuant to the Declaration (collectively, the "Declarant's Rights"). Assignor hereby expressly releases and relinquishes and surrenders unto Assignee all of its right, power and authority to amend, modify, cancel, terminate or in any way alter in any respect any of the terms or provisions of the Declaration. Notwithstanding the assignment of the Declarant's Rights as set forth herein, Assignor is not transferring, nor is Assignee accepting, any of the burdens, liabilities and/or obligations of Declarant under the Declaration for any period prior to the Effective Date, provided, however, that Assignee hereby accepts and assumes all of the burdens, liabilities and/or obligations of Declarant under the Declaration relating to matters first arising with respect to the period from and after the date hereof.

3.    Future Cooperation. Assignor agrees to execute and deliver, upon request, any additional documents as may be reasonably requested by Assignee for the purpose of transferring to Assignee all of
Assignor's rights in and to the Declarant's Rights.

4.    Governing Law. This Assignment shall be governed by the laws of the State of Georgia without regard to the principles of conflicts of laws.

5.     Parties of Interest. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.     Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

7.     Attorneys’ Fees. If either party becomes involved in litigation, arbitration, reference to a retired judge or other neutral referee, or other legal process arising out of this Assignment, the court in the litigation or arbitrator, retired judge or other referee in the arbitration or reference, or neutral party in such other legal process, shall award legal expenses (including, but not limited to reasonable attorneys' fees and court costs) to the prevailing party. The award for legal expenses shall not be computed in accordance with any schedule, but shall be as necessary to fully reimburse all reasonable attorneys’ fees and other legal expenses actually incurred in good faith, regardless of the size of the judgment, it being the express intention of the parties to fully compensate the prevailing party for all the reasonable attorneys’ fees and other legal expenses paid or incurred by it in good faith in connection therewith.

[Signature on Following Page]

IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed as of the date first set forth above.

ASSIGNOR:
Signed, sealed and delivered
in the presence of:                     4101 ROSWELL ROAD (MARIETTA),
LLC, a Delaware limited liability company

     By: _____________________________
Unofficial Witness                     Name: ___________________________
Title: ____________________________

Notary Public

My Commission Expires:

[Notary Seal]

ASSIGNEE:
Signed, sealed and delivered
in the presence of:                     RPT PROVIDENCE SQUARE, LLC,
a Delaware limited liability company

     By: _____________________________
Unofficial Witness                     Name: ___________________________
Title: ____________________________

Notary Public

My Commission Expires:

[Notary Seal]

EXHIBIT “A”

DESCRIPTION OF DECLARATION

Declaration of Reciprocal Easements and Operation Agreement, dated August 14, 1989 and recorded August 16, 1989 in Deed Book 5437, page 318 in the Clerk of Superior Court of Cobb County, Georgia, as amended by that certain First Amendment to Declaration of Reciprocal Easements and Operation Agreement, dated October 22, 1993 and recorded on December 13, 1993 in Deed Book 7883, Page 468, aforesaid records, as further amended by that certain Second Amendment to Declaration of Reciprocal Easements and Operation Agreement, dated October 8, 2001 and recorded October 22, 2001 in Deed Book 13433, page 1311, aforesaid records, and further amended by that certain Third Amendment to Declaration of Reciprocal Easements and Operation Agreement, dated August 4, 2006 and recorded August 24, 2006 in Deed Book 14377, page 6191, aforesaid records.

Exhibit M

Escrow Holdback Agreement

Exhibit M-1

ESCROW HOLDBACK AGREEMENT

(Providence Square)

THIS ESCROW HOLDBACK AGREEMENT (this “Escrow Agreement”), is made and entered into as of ____________________, 2019, by and between 4101 ROSWELL ROAD (MARIETTA), LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), and RPT PROVIDENCE SQUARE, LLC, a Delaware limited liability company (hereinafter referred to as “Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”) with reference to the following facts:

WITNESSETH:

WHEREAS, pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of August ___, 2019, by and between Seller and RREEF America L.L.C. (“RREEF”), as assigned by RREEF to Buyer (as may be amended and assigned, the “Agreement”), Buyer is acquiring certain real property located in Cobb County, Georgia, more particularly described in Exhibit A attached to the Agreement, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement; and

WHEREAS, pursuant to the Agreement, Seller is obligated to complete certain Detention Pond
Condition Repair Work pursuant to the Repair Contract attached hereto as Exhibit A (the “Repair Work”);
and

WHEREAS, Buyer and Seller have determined that the Repair Work remains incomplete as of the date hereof; and

WHEREAS, Seller desires to induce Buyer to acquire the Property and agrees that Seller shall cause the Repair Work to be completed and the cost thereof to be paid as and when due (excluding Excluded Overages, which shall be paid by Buyer), in exchange for final, absolute and unconditional lien waivers and, as applicable, termination or cure of any applicable notices of violation or notices of commencement with respect thereto, all in a manner reasonably satisfactory to Buyer; and

WHEREAS, Seller and Buyer agree that Buyer shall withhold from the Purchase Price and deposit with Escrow Agent, a sum of _____________________________ ($______________________), which is equal to 120% of the estimated cost to complete the Repair Work as set forth in the Repair Contract, less any amounts paid by Seller to, and confirmed by, the Detention Pond Consultant prior to Closing (the “Deposit”), all or a portion of which is to be released and paid to Seller (or to the parties entitled to such payments) upon completion of the Repair Work and delivery of all of the Final Repair Work Deliveries (as hereinafter defined), which payment constitutes part of the Purchase Price upon completion of the Repair Work and satisfaction of the terms set forth herein, and upon the receipt, review and approval by Buyer thereof in the manner set forth herein, and Seller and Buyer acknowledge and agree that any amounts remaining after payment of all costs contemplated herein be released as more fully set forth in this Escrow
Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and in order to induce Buyer to acquire the Property, the parties hereby agree as follows:

Exhibit M-1

PART I
ESCROW INSTRUCTIONS

1.     Escrow Account. Upon the closing of the transaction under the Agreement, Buyer shall deposit with Escrow Agent the Deposit. Upon receipt thereof, Escrow Agent shall promptly place such funds in an interest-bearing time deposit account or market rate account, as directed by Seller (or in a market rate account with no penalty for early withdrawal if Seller does not so direct), in such national bank or other depository institution as may be selected by Escrow Agent. Seller shall be deemed to have earned all interest due on the Deposit, and Escrow Agent shall pay any interest earned on the Deposit to Seller from time to time as the same shall become payable, by payment and deposit of same into the Deposit accounts. All interest reports shall be mailed to Seller and shall reflect Seller’s I.R.S. taxpayer identification number of __________________. Escrow Agent shall hold and disburse the Deposit in accordance with the terms of this Agreement unless otherwise jointly instructed in writing by Buyer and Seller. Escrow Agent will pay such funds within one (1) banking day following its receipt of such written instructions.

2.     Disbursements from Escrow Account.
(a)    Seller shall deliver to Escrow Agent and Buyer a written request (a “Release Notice”) for disbursement of all or a portion of the Deposit from time to time, but not more frequently than twice per month (which limitation shall not include a request for final payment of the Deposit hereunder), together with the following (the “Work Evidence”; items set forth in Section 2(a)(4) and Section 2(a)(5) are referred to herein as the “Final Repair Work Deliveries”):
(1)    copies of the invoices to be paid and specifying the dollar amount of such invoice to be paid together with payment instructions;
(2)    conditional lien waivers from each contractor, evidencing payment in full of all amounts previously paid, except for, to the extent applicable, the final payment of the Repair Work then to be paid;
(3)    written confirmation from the Detention Pond Consultant certifying to Buyer and Seller that after the release of funds pursuant to the applicable Release Notice, the amount of the Deposit then remaining on account with Escrow Agent is sufficient to complete the then remaining Repair Work, excluding any Excluded Overages, or specifying the amount of any deficiency which shall be funded by Seller to Escrow Agent prior to any release of the Deposit pursuant to the applicable Release Notice;
(4)    in connection with the final payment due under any given contract to a contractor, a contractor’s final affidavit and lien waiver evidencing that such payment will constitute payment in full of all remaining costs incurred with respect to the Repair Work under such contract and that it has paid or will pay its subcontractors the amounts owed to them out of such final disbursement; and
(5)    in connection with the final payment due with respect to the Repair Work, (i) written confirmation from Cobb County confirming that the existing violation with respect to the Detention Pond Condition has been cured to Cobb County’s satisfaction, and (ii) a one (1) year warranty with respect to the Repair Work issued to Buyer from the contractor.
(b)    Alternatively, at Seller’s election, Seller may request in writing to Buyer that Buyer approve the release of the Deposit by Escrow Agent upon submission of evidence reasonably satisfactory to Buyer that the Repair Work has been completed and that all of the Work Evidence, including without limitation the Final Repair Work Deliveries, have been delivered to Buyer. Buyer shall have the right to review and approve

Exhibit M-1

all of the Work Evidence for compliance with this Escrow Agreement and the Agreement. Upon completion of the Repair Work and delivery of all of the Work Evidence, including without limitation the Final Repair Work Deliveries, as provided above (all of which must be reasonably satisfactory in form and substance to Buyer), Buyer will approve Seller’s request for the release of the Deposit and, in such event, Buyer will direct Escrow Agent to disburse the Deposit to Seller upon Buyer’s approval of such items.
(c)    Upon payment in full of all of the Repair Work and delivery to Buyer of all of the Final Repair Work Deliveries, the remainder of the Deposit shall be promptly released to Seller by the Escrow Agent upon written confirmation from Buyer and Seller, which confirmation shall not be unreasonably withheld, conditioned or delayed.
(d)    If Seller fails to complete the Repair Work within thirty (30) days after the date hereof (the
“Scheduled Completion Date”), as such Scheduled Completion Date may be extended upon written notice from Seller, in its sole discretion, to Buyer for up to sixty (60) days, or as the same may be extended due to any unforeseen circumstances or force majeure, and Buyer elects to complete such Repair Work on behalf of Seller, Buyer shall be fully reimbursed for all costs and expenses actually incurred by Buyer in the completion of such Repair Work, but excluding any Excluded Overages, and Escrow Agent shall release such portion of the Deposit to Buyer as required to so fully reimburse Buyer upon Buyer’s delivery to Escrow Agent of a Release Notice. If any of the Deposit is remaining after Buyer has been fully reimbursed as provided herein, such remainder of the Deposit shall be promptly released to Seller by the Escrow Agent.
3.     Disputes.
(a)    Buyer shall have the right to inspect, or have Buyer’s consultants inspect, all Repair Work and Work Evidence within five (5) Business Days after receipt of a Release Notice. If Buyer delivers to the Escrow Agent and Seller a written objection (a “Dispute Notice”) to any payments requested in the Release Notice or portion thereof within five (5) Business Days following Buyer’s receipt of the Release Notice alleging that such request for payment is incorrect, that the Work Evidence is insufficient, or that the Repair Work has not been completed to Buyer’s reasonable satisfaction, then, except as otherwise provided in Section 3(b), the Escrow Agent shall not distribute the portion of the payment that is the subject of the Dispute Notice until the Escrow Agent receives (i) written instructions signed by Seller and Buyer authorizing the release of the amount that is the subject of the Dispute Notice; or (ii) a copy of a Final Determination (as hereinafter defined) establishing Seller’s or the applicable contractor or other third party’s right to receive the requested amount. The parties agree to work together in good faith to resolve any disputes with respect to a Dispute Notice. Upon receipt of such written instructions executed by Buyer and Seller, or such Final Determination, as the case may be, the Escrow Agent shall distribute the Deposit or portion thereof as directed. Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Release Notice and the portion of the amount requested (if less than all) which is the subject of such Dispute Notice. The term “Final Determination” means the decision reached in the Expedited Arbitration described in Section 16 of this Escrow Agreement.
(b)    If any Dispute Notice includes an objection to only a portion of an amount requested in a Release Notice, the Escrow Agent shall promptly distribute the portion of the amount requested in the Release Notice equal to that portion requested for which there is no objection set forth in the applicable Dispute Notice.
4.     Fees and Expenses of Escrow Agent. Escrow Agent’s fees for holding and disbursing the Deposit in accordance with this Agreement are $500.00, which shall be paid by Seller. Escrow Agent does hereby waive, release and relinquish any rights it may have by contract, statute or otherwise to use all or any portion of the Deposit (in particular, but without limitation, any investment thereof) to pay or offset against any present or future debt or obligation owed to it by the Seller, or any other person or entity (other than

Exhibit M-1

Buyer), and agrees that it shall make no claim against the Deposit on account of any such indebtedness or obligation.
5.    Verification. Upon request by Buyer or Seller, Escrow Agent shall provide the requesting party with written verification of the date and amount of funds disbursed from the Deposit as of the date thereof, the balance of funds in the Deposit as of the date thereof, and any and all other information reasonably requested by Buyer or Seller in connection with the Deposit.
6.    Notices. Any notice, demand, request, or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be addressed as follows:

If to Seller:             4101 Roswell Road (Marietta), LLC
c/o 4700 Wilshire Blvd.
Los Angeles, CA 90010
Email: agibbons@cimgroup.com

With copies to:            4101 Roswell Road (Marietta), LLC
c/o 4700 Wilshire Blvd.
Los Angeles, CA 90010
Email: generalcounsel@cimgroup.com

And to:                Fragner Seifert Pace & Winograd, LLP
300 S. Grand Avenue, Suite 1400
Los Angeles, CA 90071
Attn: Matthew C. Fragner, Esq.
Email: mfragner@fspwlaw.com

If to Buyer:            c/o RREEF America L.L.C.
222 S. Riverside Plaza, 26th Floor
Chicago, IL 60606
Attention: Jeff Anderson
Phone: (312) 537-9202
Email: jeff.anderson@dws.com

with a copy to:            Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Jennifer F. West
Phone No.: (404) 881-7856
E-Mail: jennifer.west@alston.com

If to Escrow Agent:        First American Title Insurance Company
Six Concourse Parkway, Suite 2000
Atlanta, Georgia 30328
Attn: Jon Uhlir
Email: Juhlir@firstam.com
or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Each and every notice, request, demand, consent, approval and other communications under this Escrow Agreement shall be in writing, and shall be

Exhibit M-1

deemed duly given or made (a) at the time and on the date when personally delivered to the persons designated below as shown on a written receipt therefor, (b) when delivered (i) by an internationally recognized overnight delivery service (including Federal Express, United Parcel Service and The United States Postal Service Express Mail) or (ii) by The United States Postal Service by prepaid registered or certified mail, in each case, return receipt requested and addressed to the address for each party set forth below or (c) when sent by electronic mail if confirmed by one of the other delivery means provided herein (notwithstanding that the second confirmatory copy is actually received at a later date). Rejection of delivery on a Business Day shall be deemed to be receipt. Any party, by written notice to the other in the manner herein provided, may designate one or more different addresses from that set forth above. For the purpose of this Escrow Agreement “Business Day” shall mean any day which is not a Saturday, Sunday, or federal legal holiday, and on which banking institutions in State of New York and the State of Georgia are open for the transaction of business.
7.    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
8.    Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer is collaterally assigning its rights under this Escrow Agreement to Nationwide Life Insurance Company (“Lender”), in
connection with a mortgage loan (the “Loan”) made by Lender to Buyer on or about the date of this Escrow
Agreement, which Loan is, in part, to be secured by Buyer’s interest in the Property. The parties agree that in the event of any transfer of Buyer’s interest in the Property from Buyer to Lender, Lender’s affiliate or a third party purchaser (each, a “Foreclosure Transferee”) in connection with a foreclosure proceeding, deed in lieu thereof or other exercise of remedies by Lender or its successor pursuant to the loan documents evidencing or securing the Loan (any of the foregoing transfers being called a “Foreclosure Event” herein), the Foreclosure Transferee shall be deemed to have automatically assumed all of Buyer’s rights under this
Escrow Agreement upon the occurrence of any such transfer of the Property. Lender shall have the right to assign or transfer its rights under this Escrow Agreement to any assignee of Lender’s interest in the Loan, and any such permitted assignee shall be entitled to all the benefits afforded Lender under this Escrow Agreement. Notwithstanding anything to the contrary contained herein, if, at any time following the date hereof, Lender notifies Seller and Escrow Agent in writing (the “Lender Notice”) that Lender has become the absolute assignee (rather than the collateral assignee) of this Escrow Agreement, both Escrow Agreement and Seller shall thereafter treat Lender as “Buyer” under this Agreement, notwithstanding any objection from RPT Providence Square, LLC and without requiring any agreement or acknowledgment on the part of RPT Providence Square, LLC.
9.    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
10.    Escrow Agent. Escrow Agent may resign from its duties under this Escrow Agreement by giving Buyer and Seller forty-five (45) days written notice of such resignation and delivering all the Deposit and accounts thereof as Buyer and Seller direct or if no joint direction is provided then Escrow Agent may, in its sole and absolute discretion, interplead that portion of the Deposit it then holds with any court of competent jurisdiction, and name Seller and Buyer as parties in such interpleader action; provided however that Escrow Agent shall remain obligated to perform its obligations under this Escrow Agreement until such time as a substitute Escrow Agent has been appointed and approved by Buyer and has assumed the duties of Escrow Agent under this Agreement. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for damages, losses or expenses, except for negligence, default or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel, or (ii) any action taken or omitted in reliance upon any instrument, including any written instruction or notice provided for in this Escrow Agreement, not only as to provisions

Exhibit M-1

but also as to truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed, or presented by a proper person, and to conform with the provisions of this Escrow Agreement.
11.    Indemnity. Seller and Buyer each agree to indemnify Escrow Agent against and hold Escrow Agent harmless from any and all losses, costs, damages, expenses, claims, and attorney’s fees suffered or incurred by Escrow Agent as a result of, in connection with or arising from or out of the acts or omissions of Escrow Agent in performance of or pursuant to this Escrow Agreement, except such acts or omissions as may result from Escrow Agent’s willful misconduct or gross negligence.
12.    Time of Essence. Time shall be of the essence in every provision of this Escrow Agreement.
14.    Entire Agreement. This Escrow Agreement represents the entire agreement between the parties with respect to the disbursement and application of the Deposit and supersedes all prior negotiations or agreements between Seller and Buyer with respect thereto.
15.    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Escrow Agreement, or to enforce its rights under this Escrow Agreement, then in that event the prevailing party will be entitled to have and recover from the other party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section shall survive the entry of any judgment and the termination of this Escrow Agreement.
16.    Expedited Arbitration.
(i) To the extent expressly provided for in this Agreement, each of the parties shall have the right to resolve the specified issue pursuant to the following expedited arbitration procedure (“Expedited Arbitration”).
(ii) The parties to the dispute shall refer the selection of an arbitrator to the American Arbitration Association Commercial Division (the “AAA”) in Atlanta, Georgia for selection of a retired Judge or Justice to serve as the arbitrator. If no retired Judge or Justice is available, the parties shall ask the Atlanta office of AAA or Arbitration Services to select a retired Judge or Justice on an expedited basis with the request that a selection be made at the earliest possible date. The prevailing party in such arbitration, as determined by the arbitrator, shall be entitled to reimbursement for its reasonable attorneys’ fees and any other reasonable costs actually incurred by it in connection with the Expedited Arbitration.
(iii) To commence the Expedited Arbitration procedure, either party must send a written “Notice of Commencement of Arbitration” to the AAA in Atlanta, Georgia, with a copy to the other party delivered in accordance with Section 6 hereof. Within three (3) business days after receipt of the Notice of Commencement of Arbitration or as soon as practical thereafter, the AAA or the arbitrator shall contact both parties to set a date within five (5) business days thereof, or as soon as practical thereafter, to hold the Expedited Arbitration. If the parties and the arbitrator are unable to agree on a date within such five (5) business day period, or as soon as practical thereafter, then the arbitrator shall select an appropriate date and time within such five (5) business day period, or as soon as practical thereafter, which shall be binding on the parties.

Exhibit M-1

(iv) The Expedited Arbitration will be held on the date and time agreed upon by the parties or otherwise set by the arbitrator in accordance with Section 16(iii) above at the office of the arbitrator or such other location as mutually agreed upon by the parties. Each party shall have a reasonable period of time to present its claim to the arbitrator (including the testimony of any live witnesses). The party initiating the Expedited Arbitration shall present its claim first followed by the party responding to the Expedited Arbitration. The arbitrator shall have the discretion to consider such other evidence as he or she deems relevant to the Expedited Arbitration. Following completion of the presentation of the claims by both parties, the arbitrator shall be permitted to request such further evidence as he or she deems necessary to render a decision. The arbitrator shall have the discretion to continue the Expedited Arbitration until the next business day, but in no event shall the Expedited Arbitration continue beyond the close of business on such second (2nd) business day. The arbitrator shall issue a written decision to both parties within two (2) business days or as soon as practical following the completion of the Expedited Arbitration, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

[Signature page follows]

Exhibit M-1

IN WITNESS WHEREOF, each of the parties hereto has duly signed and sealed this Escrow Holdback Agreement or caused such to be done, effective as of the date of this Escrow Agreement.

SELLER:

4101 ROSWELL ROAD (MARIETTA), LLC,
a Delaware limited liability company

By: ________________________________
Name: _____________________________
Title: _______________________________

BUYER:

RPT PROVIDENCE SQUARE, LLC,
a Delaware limited liability company
By: ________________________________
Name: _____________________________
Title: _______________________________

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE
COMPANY

By:________________________________
Name: _____________________________
Title:_______________________________

Signature Page to Escrow Holdback Agreement – Providence Square

Exhibit M-1

EXHIBIT A

REPAIR WORK

[See Attached]

Exhibit M-1

Schedule 1.4

Lease Schedule

This exhibit has been excluded from this filing in its entirety because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 8.1.3

Pending Actions
None.

Schedule 8.1.4-A
Rent Roll
This exhibit has been excluded from this filing in its entirety because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 8.1.4-A

Schedule 8.1.4-B
Schedule of Free Rent, Tenant Improvement Allowances and Leasing Commission
This exhibit has been excluded from this filing in its entirety because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 8.1.4-B

Schedule 8.1.4-C
Tenant Defaults

None.

Schedule 8.1.4-D
Tenants Auditing Expenses
TJ Maxx
Sprouts
Chili’s

Schedule 8.1.4-E
Tenant Delinquencies
This exhibit has been excluded from this filing in its entirety because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule 8.1.5
Service Contracts

Vendor	Service Provided
Altair Sign & Light, Inc.	Signage Services
Brightview Landscape Services, Inc.	Landscaping Services and Management
Cana Communications	Cellular Alarm Monitoring Services
Hamilton Maintenance Co.	Parking Cleaning Services
Innovative Roofing Group	Roofing System Maintenance and Repairs
Otis Lawn Service & Maintenance, Inc.	Site Cleaning Services
Peachtree Pest Control	Pest Control Services
Spectrum Maintenance Services, LLC	Building Pressure Washing and Painting
Riverside Electric South	Lighting Inspection Services
Waste Management	Trash and Recycling Services
Seal Coating & Restoration Professionals	Parking Lot Repair and Maintenance Services

Schedule 8.1.6
Environmental Reports

Report Provider	Document	Date
Kimley-Horn and Associates, Inc.	Phase I ESA – Sprouts Farmers Market	August 2015
EBI Consulting	Georgia EPD File Review	5/12/2016
EBI Consulting	Phase I ESA	4/20/2016
RREEF	User Questionnaire	8/13/2015
RREEF	User Questionnaire	8/13/2015

Schedule 8.1.9
Notices re Violations

•	Letter dated April 9, 2019 from Cobb County Water System

Schedule 8.1.10
Capital Improvement Work

None.

Schedule 8.1.11

Scope of Work for Detention Pond Condition Repair Work